Filed Pursuant to Rule 424(b)(3)
Registration No. 333-271268

PROSPECTUS

NioCorp Developments Ltd.

16,123,149 Common Shares

5,666,667 Warrants

This prospectus relates to the offer and sale from time to time by the selling shareholders identified herein (collectively, the “Selling Shareholders”) of (i) up to an aggregate of 16,123,149 of our common shares, without par value (“Common Shares”), and (ii) up to an aggregate of 5,666,667 warrants issued in connection with the Transactions (as defined herein) (the “NioCorp Assumed Warrants”).

The Common Shares covered by this prospectus consist of (a) 83,770 Common Shares that were issued to BTIG, LLC in connection with the Closing (as defined herein) in respect of shares of shares of Class A common stock of GX Acquisition Corp. II (“GXII”) that were issued to BTIG, LLC in lieu of payment in cash of $761,000 of advisory fees due to BTIG, LLC; (b) up to 4,565,808 Common Shares issuable upon exchange of shares of Class B common stock of Elk Creek Resources Corp. (formerly known as GXII), a Delaware corporation and our indirect, majority-owned subsidiary (“ECRC”), that are vested as of the date hereof (the “Vested Shares”); (c) up to 1,695,798 Common Shares issuable upon exchange of shares of Class B common stock of ECRC that will vest in connection with the Tranche I Earnout (as defined herein) (the “Tranche I Earnout Shares”); (d) up to 1,695,798 Common Shares issuable upon exchange of shares of Class B common stock of ECRC that will vest in connection with the Tranche II Earnout (as defined herein) (the “Tranche II Earnout Shares”); (e) up to 6,336,981 Common Shares issuable upon exercise of the NioCorp Assumed Warrants covered by this prospectus; and (f) 1,744,994 Common Shares that are issued and outstanding and were issued to certain executive officers of NioCorp at prices per share ranging from C$1.50 to C$7.50. Pursuant to the Business Combination Agreement, the Sponsor Support Agreement and the Exchange Agreement (each, as defined herein), after the Closing, the shares of Class B common stock of ECRC are exchangeable for Common Shares on a one-for-one basis, subject to certain equitable adjustments, under certain conditions. All of the shares of Class B common stock of ECRC were issued to GX Sponsor II LLC (the “Sponsor”) in respect of shares of Class B common stock of GXII that were originally issued to the Sponsor for $25,000 in the aggregate. In connection with the Closing, the Sponsor distributed all of the outstanding ECRC Class B Shares to its members for no additional consideration.

The NioCorp Assumed Warrants covered by this prospectus were issued to GX Sponsor II LLC (the “Sponsor”) in respect of an equal number of GXII Warrants (as defined herein) that it acquired in a private placement that occurred simultaneously with the closing of the initial public offering of GX Acquisition Corp. II (“GXII”) at a purchase price of $1.50 per GXII Warrant. In connection with the Closing, the Sponsor distributed all of its NioCorp Assumed Warrants to its members for no additional consideration. Each NioCorp Assumed Warrant is exercisable for 1.11829212 Common Shares for cash or, as permitted in certain circumstances in accordance with their terms and the NioCorp Assumed Warrant Agreement (as defined herein), on a cashless basis at a price per 1.11829212 Common Shares of $11.50, and will expire five years after the Closing Date (as defined herein), at 5:00 p.m., New York City time, or earlier upon redemption or liquidation. If, upon exercise of the NioCorp Assumed Warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number of Common Shares to be issued to the NioCorp Assumed Warrant holder.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of our Common Shares or the NioCorp Assumed Warrants by the Selling Shareholders. However, upon exercise, we will receive the cash exercise price of the NioCorp Assumed Warrants (assuming that they are not exercised on a cashless basis). We believe the likelihood that NioCorp Assumed Warrant holders will exercise their NioCorp Assumed Warrants, and therefore the amount of cash proceeds that we would receive, is, among other things, dependent upon the market price of our Common Shares. For so long as the market price for our Common Shares is less than the exercise price of the NioCorp Assumed Warrants (as is the case as of the date of this prospectus), we believe such holders will be unlikely to exercise their NioCorp Assumed Warrants. We expect to use the net proceeds that we receive from the exercise of the NioCorp Assumed Warrants, if any, for working capital and general corporate purposes, including to advance our efforts to launch construction of the Elk Creek Project and move it to commercial operation. See “Use of Proceeds.”

Our registration of the Common Shares and the NioCorp Assumed Warrants covered by this prospectus does not mean that the Selling Shareholders will offer or sell any Common Shares or NioCorp Assumed Warrants. The Selling Shareholders may offer the Common Shares and the NioCorp Assumed Warrants in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, at negotiated prices, or in trading markets for our Common Shares and the NioCorp Assumed Warrants. The Securities and Exchange Commission (the “SEC”) may take the position that the Selling Shareholders are deemed “underwriters” within the meaning of Section 2(a)(11) of the Securities Act of 1933 (the “Securities Act”), in connection with such sales. Any profits realized by the Selling Shareholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

Additional information on the Selling Shareholders, and the times and manner in which they may offer and sell Common Shares and NioCorp Assumed Warrants under this prospectus, is provided under “Selling Shareholders” and “Plan of Distribution” beginning on pages 16 and 39, respectively, of this prospectus.

The Selling Shareholders will pay all brokerage fees and commissions and similar expenses in connection with the offer and sale of the Common Shares and the NioCorp Assumed Warrants by the Selling Shareholders pursuant to this prospectus. We will pay the expenses (except brokerage fees and commissions and similar expenses) incurred in registering under the Securities Act the offer and sale of the Common Shares and the NioCorp Assumed Warrants included in this prospectus by the Selling Shareholders. See “Plan of Distribution.”

If all of the Common Shares covered by this prospectus were issued and outstanding, they would represent a substantial percentage of our public float and of our outstanding Common Shares. As of May 9, 2023, the Common Shares covered by this prospectus would represent approximately 36.08% of the total number of outstanding Common Shares (assuming all of the Common Shares covered by this prospectus were issued and outstanding and not including Common Shares issuable upon exercise of outstanding stock options, or reserved for future issuance, under the NioCorp Developments Ltd. Long-Term Incentive Plan (the “LTIP”), Common Shares issuable in respect of the Commitment Amount (as defined herein) pursuant to the Yorkville Equity Facility Financing Agreement (as defined herein) or Common Shares issuable upon conversion, exercise or exchange of other outstanding securities, as described herein). Upon their acquisition of the Common Shares covered by this prospectus, the Selling Shareholders will be able to sell such Common Shares for so long as the registration statement of which this prospectus is a part is available for use. Accordingly, the sale of the Common Shares covered by this prospectus, or the perception that such sales may occur, could result in a significant decline in the public trading price of our Common Shares. Moreover, the sale of additional Common Shares by us or by other security holders, or the perception that such sales may occur, could result in a further decline in the public trading price of our Common Shares. See “Risk Factors—Additional Risks Related to this Offering and Our Common Shares.”

In addition, as described herein, some of the Common Shares covered by this prospectus were or may be acquired by the Selling Shareholders for no consideration or for prices below the prevailing market price of the Common Shares. Accordingly, subject to the “lock-up” restrictions pursuant to the Registration Rights and Lockup Agreement, the Selling Shareholders may have an incentive to sell such Common Shares, even if the market price of our Common Shares declines, that is not shared by other shareholders because the price at which they acquired or will be deemed to have acquired such Common Shares may still be lower than the then-prevailing market price of the Common Shares. As a result, the Selling Shareholders may experience a positive rate of return on the Common Shares covered by this prospectus due to the potential differences between the prices of at which they acquired or will be deemed to have acquired such securities and the market price of the underlying Common Shares, and other shareholders may not experience a similar rate of return due to the differences in the purchase prices and the then-prevailing market price of the Common Shares. For example, the shares of Class B common stock of GXII that were exchanged for shares of ECRC Class B common stock in connection with the Closing were initially purchased by the Sponsor at a price of $0.003 per share. Based on the last reported sale price of the Common Shares on The Nasdaq Global Market on May 9, 2023, as disclosed below, the Selling Shareholders who beneficially own the ECRC Class B common stock would experience a potential profit of approximately $6.37 per share, or approximately $29,070,500 in the aggregate, assuming they exchange all of their Vested Shares for Common Shares and sold them pursuant to this prospectus. Because of the Common Share market price vesting conditions of the Tranche I Earnout Shares and Tranche II Earnout Shares, as described herein, the Selling Shareholders who beneficially own such shares of ECRC Class B common stock would not be able to exchange such Tranche I Earnout Shares or Tranche II Earnout Shares at the current market price for the Common Shares. In addition, based on the last reported sale price of the Common Shares on The Nasdaq Global Market on May 9, 2023 and based on the CAD:USD exchange ratio of CAD$1.3390:USD$1.00 on May 9, 2023 as reported by the Bank of Canada, the executive officers of NioCorp that may resell their Common Shares pursuant to this prospectus would experience a potential profit per share of between approximately $0.77 per share and approximately $5.25 per share, or approximately $7,172,958 in the aggregate, assuming they sold their Common Shares pursuant to this prospectus. See “Risk Factors—Additional Risks Related to this Offering and Our Common Shares.”

Our Common Shares trade on The Nasdaq Global Market under the symbol “NB” and on the Toronto Stock Exchange (the “TSX”) under the symbol “NB.” On May 9, 2023, the last reported sale price of our Common Shares on The Nasdaq Global Market and the TSX was $6.37 per Common Share and C$8.38 per Common Share, respectively. The public NioCorp Assumed Warrants trade on The Nasdaq Capital Market under the symbol “NIOBW.” On May 9, 2023, the last reported sale price of the public NioCorp Assumed Warrants on The Nasdaq Capital Market was $0.63 per public NioCorp Assumed Warrant. Our principal executive office is located at 7000 South Yosemite Street, Suite 115, Centennial, Colorado 80112, and our telephone number is (855) 264-6267.

Investing in our Common Shares or the NioCorp Assumed Warrants involves a high degree of risk. You should review carefully the risks and uncertainties referenced under the heading “Risk Factors” beginning on page 6 of this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 9, 2023.

TABLE OF CONTENTS

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using a “shelf” registration process. The Selling Shareholders may, from time to time, sell the Common Shares and the NioCorp Assumed Warrants described in this prospectus.

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Shareholders have authorized anyone to provide you with different information. Neither we nor the Selling Shareholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Shareholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the applicable document. Since the date of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed. Neither we nor the Selling Shareholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement of which this prospectus is a part to add information to, or update or change information contained in, this prospectus and the registration statement of which this prospectus is a part. You should read this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement of which this prospectus is a part together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

Unless we state otherwise or the context otherwise requires, the terms “we,” “us,” “our,” “our business” “NioCorp,” “the Company” and similar references refer to NioCorp Developments Ltd. and its consolidated subsidiaries.

Unless we state otherwise or the context otherwise requires, the term “ECRC” refers to Elk Creek Resources Corp. (formerly known as GX Acquisition Corp. II), a Delaware corporation and a majority-owned subsidiary of NioCorp, as the surviving entity of the mergers that occurred on the Closing Date (as defined herein) as part of the Transactions, and the term “GXII” refers to GX Acquisition Corp. II, a Delaware corporation, as it existed prior to the Closing (as defined herein).

This prospectus contains our registered and unregistered trademarks and service marks, as well as trademarks and service marks of third parties. Solely for convenience, these trademarks and service marks are referenced without the ®, ™ or similar symbols, but such references are not intended to indicate, in anyway, that we will not assert, to the fullest extent under applicable law, our rights to these trademarks and service marks. All brand names, trademarks and service marks appearing in this prospectus are the property of their respective holders.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act and does not contain all the information set forth or incorporated by reference in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement of which this prospectus is a part or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. You may obtain copies of the registration statement and its exhibits via the SEC’s EDGAR database.

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”). The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers, including us, that file electronically with the SEC. You may obtain documents that we file with the SEC at www.sec.gov.

We make available, free of charge, on our website at www.niocorp.com, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and amendments to those reports and statements as soon as reasonably practicable after they are filed with the SEC. We do not incorporate the information on or accessible through any website into this prospectus or any prospectus supplement, and you should not consider any information on, or that can be accessed through, any website as part of this prospectus or any prospectus supplement. Our website address and the SEC’s website address are included in this prospectus as inactive textual references only.

INCORPORATION OF DOCUMENTS BY REFERENCE

SEC rules permit us to incorporate information by reference into this prospectus and any applicable prospectus supplement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus and any applicable prospectus supplement, except for information superseded by information contained in this prospectus or the applicable prospectus supplement itself or in any subsequently filed incorporated document. This prospectus and any applicable prospectus supplement incorporate by reference the documents set forth below that we have previously filed with the SEC, other than information in such documents that is deemed to be furnished and not filed. These documents contain important information about us and our business and financial condition. Any report or information within any of the documents referenced below that is furnished, but not filed, shall not be incorporated by reference into this prospectus:

●	our Annual Report on Form 10-K for the fiscal year ended June 30, 2022, filed with the SEC on September 6, 2022, as amended by Amendment No. 1 to our Annual Report on Form 10-K/A for the fiscal year ended June 30, 2022, filed with the SEC on October 31, 2022;
●	our Quarterly Reports on Form 10-Q for the quarter ended September 30, 2022, filed with the SEC on November 14, 2022, and for the quarter ended December 31, 2022, filed with the SEC on February 13, 2023;
●	our Current Reports on Form 8-K, filed with the SEC on September 29, 2022, October 21, 2022, December 15, 2022 (as amended by our Current Report on Form 8-K/A filed on April 3, 2023), January 27, 2023 (Items 1.01, 2.03, 3.02 and 9.01 (Exhibits 4.1, 4.2, 4.3, 4.4 and 10.1) only), February 13, 2023, February 24, 2023, February 28, 2023, March 1, 2023, March 6, 2023, March 10, 2023, March 14, 2023, March 17, 2023 (Items 1.01, 2.01, 3.01, 3.02, 3.03, 5.02, 8.01 and 9.01 (Exhibits 2.1, 3.1, 4.1, 4.2, 4.3, 10.1, 10.2, 10.3 and 10.4) only) and April 19, 2023; and
●	a description of our Common Shares, contained in our Registration Statement on Form 8-A, filed with the SEC on March 17, 2023, and any subsequently filed amendments and reports filed for the purpose of updating that description.

We also incorporate by reference any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished to, rather than filed with, the SEC), including after the date of the initial registration statement of which this prospectus is a part and prior to effectiveness of the registration statement, and after effectiveness of the registration statement and prior to the termination of the offering of the securities made by this prospectus. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number below:

NioCorp Developments Ltd.
7000 South Yosemite Street, Suite 115
Centennial, Colorado 80112
Phone: (855) 264-6267

Those copies will not include exhibits, unless the exhibits have specifically been incorporated by reference in this document or you specifically request them.

SUMMARY

This summary highlights selected information appearing in this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus carefully, including the information set forth in the section entitled “Risk Factors” contained in this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our consolidated financial statements and related notes and the exhibits to the registration statement of which this prospectus is a part, before making an investment decision. This prospectus includes forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.”

NioCorp Developments Ltd.

NioCorp is a mineral exploration company engaged in the acquisition, exploration, and development of mineral properties. NioCorp, through its indirect, majority-owned subsidiary, ECRC, is developing a superalloy materials project that, if and when developed, will produce niobium, scandium, and titanium products. Known as the “Elk Creek Project,” it is located near Elk Creek, Nebraska, in the southeast portion of the state.

●	Niobium is used to produce various superalloys that are extensively used in high performance aircraft and jet turbines. It also is used in high-strength low-alloy steel, a stronger steel used in automobiles, bridges, structural systems, buildings, pipelines, and other applications that generally enables those applications to be stronger and lighter in mass. This “lightweighting” benefit often results in environmental benefits, including reduced fuel consumption and material usage, which can result in fewer air emissions.
●	Scandium can be combined with aluminum to make super-high-performance alloys with increased strength and improved corrosion resistance. Scandium also is a critical component of advanced solid oxide fuel cells, an environmentally preferred technology for high-reliability, distributed electricity generation.
●	Titanium is a component of various superalloys and other applications that are used for aerospace applications, weapons systems, protective armor, medical implants and many others. It also is used in pigments for paper, paint, and plastics.

During fiscal year 2022, the Company also advanced work on the determination of the economic potential of expanding its currently planned product suite from the Elk Creek Project to include rare earth elements.

Our primary business strategy is to advance our Elk Creek Project to commercial production. We are focused on obtaining additional funds to carry out our near-term planned work programs associated with securing the project financing necessary to complete mine development and construction of the Elk Creek Project.

Background

Completion of the Transactions

On March 17, 2023 (the “Closing Date”), NioCorp consummated the transactions contemplated by the previously-announced Business Combination Agreement, dated as of September 25, 2022 (the “Business Combination Agreement”), among NioCorp, GXII and Big Red Merger Sub Ltd (the “Closing”). The transactions contemplated by the Business Combination Agreement, including the reverse stock split at a ratio of 10-for-1 effectuated by each of NioCorp and ECRC on the Closing Date (the “Reverse Stock Split”), are referred to, collectively, as the “Transactions.”

In connection with the Closing, GXII, as the surviving entity of the mergers that occurred on the Closing Date as part of the Transactions, changed its name to Elk Creek Resources Corp. and became an indirect, majority-owned subsidiary of NioCorp, with the pre-combination public shareholders of GXII receiving Common Shares based on a fixed exchange ratio of 11.1829212 (or 1.11829212 after giving effect to the Reverse Stock Split) (the “Exchange Ratio”) Common Shares for each Class A common share of GXII held and not redeemed, and the GXII founders receiving shares of Class B common stock of ECRC based on the Exchange Ratio. Pursuant to the Business Combination Agreement, the Sponsor Support Agreement, dated as of September 25, 2022 (as amended, supplemented or otherwise modified, the “Sponsor Support Agreement”), by and among GXII, NioCorp, the Sponsor and certain other stockholders of GXII, and the Exchange Agreement, dated as of March 17, 2023 (as amended, supplemented or otherwise modified, the “Exchange Agreement”), by and among NioCorp, ECRC and the Sponsor, after the Closing, the GXII founders have the right to exchange such shares of Class B common stock of ECRC for Common Shares on a one-for-one basis, subject to certain equitable adjustments, under certain conditions. Such shares that constitute Vested Shares are exchangeable at any time, and from time to time, until the tenth anniversary of the Closing Date. Such shares that constitute Tranche I Earnout Shares are not exchangeable until the volume-weighted average price of the Common Shares on the principal securities exchange for the Common Shares as reported by Bloomberg (“VWAP”) equals or exceeds approximately $12.00 per share for 20 of any 30 consecutive trading days during the period from the Closing through, and including, the tenth anniversary of the Closing Date (such period, the “Earnout Share Period”) on any stock exchange on which the Common Shares are then trading (the “Tranche I Earnout”). Such shares that constitute Tranche II Earnout Shares are not exchangeable until the VWAP of the Common Shares equals or exceeds approximately $15.00 per share for 20 of any 30 consecutive trading days during the Earnout Share Period on any stock exchange on which the Common Shares are then trading (the “Tranche II Earnout”). All of the shares of Class B common stock of ECRC were issued to GX Sponsor II LLC (the “Sponsor”) in respect of shares of Class B common stock of GXII that were originally issued to the Sponsor for $25,000 in the aggregate. In connection with the Closing, the Sponsor distributed all of the outstanding ECRC Class B Shares to its members for no additional consideration.

In connection with the Closing, pursuant to the Business Combination Agreement, the Company assumed the Warrant Agreement, dated as of March 17, 2021 (the “GXII Warrant Agreement”), by and between GXII and Continental Stock Transfer & Trust Company (“CST”), as warrant agent, and each share purchase warrant of GXII thereunder (the “GXII Warrants”) that was issued and outstanding immediately prior to the Closing Date was converted into one NioCorp Assumed Warrant pursuant to the GXII Warrant Agreement, as amended by an assignment, assumption and amendment agreement, dated the Closing Date (the GXII Warrant Agreement, as so amended, the “NioCorp Assumed Warrant Agreement”), among NioCorp, GXII, CST, as existing warrant agent, and Computershare Inc. and its affiliate Computershare Trust Company, N.A., together as successor warrant agent (the “NioCorp Assumed Warrant Agent”). In connection with the Closing, NioCorp issued (a) 9,999,959 public NioCorp Assumed Warrants in respect of the GXII Warrants that were publicly traded prior to the Closing and (b) 5,666,667 NioCorp Assumed Warrants to the Sponsor in respect of an equal number of GXII Warrants that it held prior to the Closing, which NioCorp Assumed Warrants were subsequently distributed by the Sponsor to its members in connection with the Closing for no additional consideration. The Sponsor acquired the GXII Warrants in respect of which the NioCorp Assumed Warrants covered by this prospectus were issued in a private placement that occurred simultaneously with the closing of the initial public offering of GXII at a purchase price of $1.50 per GXII Warrant.

Both the public NioCorp Assumed Warrants and the NioCorp Assumed Warrants issued to the Sponsor are subject to the terms of the NioCorp Assumed Warrant Agreement and are identical, with certain exceptions applicable to the NioCorp Assumed Warrants issued to the Sponsor for so long as such NioCorp Assumed Warrants are held by the Sponsor, its members, or their respective affiliates and other permitted transferees. In accordance with the NioCorp Assumed Warrant Agreement, any NioCorp Assumed Warrants issued to the Sponsor that are not held by the Sponsor, its members, or their respective affiliates and other permitted transferees, are treated as public NioCorp Assumed Warrants. See “Description of Capital Stock—NioCorp Assumed Warrants” for a description of certain terms of the NioCorp Assumed Warrants.

Immediately prior to the Closing, GXII issued in a private placement to BTIG, LLC shares of GXII Class A common stock in lieu of payment in cash of $761,000 of advisory fees due to BTIG, LLC. In connection with the closing, such shares were exchanged for Common Shares at the Exchange Ratio, and after giving effect to the Reverse Stock Split, BTIG, LLC holds 83,770 Common Shares.

Pursuant to the Business Combination Agreement, at the Closing, NioCorp, ECRC, the Sponsor, the pre-Closing directors and officers of NioCorp and the other parties thereto, including the Selling Shareholders (collectively, the “RRA Shareholders”), entered into the Amended and Restated Registration Rights Agreement, dated March 17, 2023 (the “Registration Rights and Lockup Agreement”), pursuant to which, among other things, NioCorp became obligated to file a shelf registration statement to register the resale of (i) outstanding Common Shares, (ii) Common Shares exchangeable for the shares of Class B common stock of ECRC, (iii) NioCorp Assumed Warrants and (iv) Common Shares issuable upon exercise of the NioCorp Assumed Warrants, in each case, held by the RRA Shareholders immediately after the Closing. The Registration Rights and Lockup Agreement also provides the RRA Shareholders with certain “demand” and “piggy-back” registration rights, subject to certain requirements and customary conditions, and provides for certain “lock-up” restrictions on transfer by the RRA Shareholders of such securities held by them after the Closing.

We are filing the registration statement of which this prospectus is a part, among other reasons, to satisfy our obligations under the Registration Rights and Lockup Agreement with respect to registering the securities held by the RRA Shareholders immediately after the Closing.

Yorkville Financings

In connection with the entry into the Business Combination Agreement, the Company announced the signing of non-binding letters of intent for two separate financing packages with Yorkville Advisors Global, LP. On January 26, 2023, the Company entered into definitive agreements with respect to these financings, including a Securities Purchase Agreement, dated January 26, 2023 (as amended the "Yorkville Convertible Debt Financing Agreement"), between the Company and YA II PN, Ltd. ("YA"), a fund managed by Yorkville Advisors Global, LP, and a Standby Equity Purchase Agreement, dated January 26, 2023 (the “Yorkville Equity Facility Financing Agreement”), between the Company and YA. Pursuant to the Yorkville Equity Facility Financing Agreement, YA has committed to purchase up to $65.0 million of our Common Shares (the “Commitment Amount”), at our direction from time to time for a period commencing upon the Closing Date and ending on the earliest of (i) the first day of the month next following the 36-month anniversary of the Closing, (ii) the date on which YA shall have made payment of the full Commitment Amount and (iii) the date that the Yorkville Equity Facility Financing Agreement otherwise terminates in accordance with its terms (the “Commitment Period”), subject to certain limitations and the satisfaction of the conditions in the Yorkville Equity Facility Financing Agreement. Pursuant to the terms of the Yorkville Equity Facility Financing Agreement, we issued 81,213 of our Common Shares (the “Commitment Shares”) to YA as consideration for its irrevocable commitment to purchase Common Shares under the Yorkville Equity Facility Financing Agreement. Additionally, we are required to pay YA an aggregate fee of $1,500,000 in cash (the “Cash Fee”), including $500,000 that we paid on the Closing Date and the remainder that we will pay in installments over a 12-month period following the Closing Date, provided that, we will have the right to prepay without penalty all or part of the remaining installments of the Cash Fee at any time.

Pursuant to the Yorkville Convertible Debt Financing Agreement, at the Closing, YA advanced a total amount of $15.36 million to NioCorp in consideration of the issuance by NioCorp to YA of (i) $16.0 million aggregate principal amount of unsecured convertible debentures (the “Convertible Debentures”) and (ii) Common Share purchase warrants, exercisable for up to 1,789,267 Common Shares for cash or, if at any time there is no effective registration statement registering, or no current prospectus available for, the resale of the underlying Common Shares, on a cashless basis, at the option of the holder, at a price per Common Share of approximately $8.9422, subject to adjustment to give effect to any stock dividend, stock split, reverse stock split or similar transaction (the “Financing Warrants”). See “Description of Capital Stock—Yorkville Convertible Debentures” and “Description of Capital Stock—Financing Warrants,” respectively, for descriptions of certain terms of the Convertible Debentures and the Financing Warrants.

Acquisitions of Common Shares by Certain Executive Officers of NioCorp

Certain executive officers of NioCorp are Selling Shareholders. Such executive officers purchased or otherwise acquired their Common Shares covered by this prospectus in connection with private placements of NioCorp between 2013 and 2016, upon exercise of Common Share purchase warrants acquired in such private placements or upon exercise of stock options, at prices per share ranging from C$1.50 to C$7.50.

Corporate Information

Our Common Shares trade on The Nasdaq Global Market under the symbol “NB” and on the TSX under the symbol “NB.” The public NioCorp Assumed Warrants trade on The Nasdaq Capital Market under the symbol “NIOBW.” Our principal executive office is located at 7000 South Yosemite Street, Suite 115, Centennial, CO 80112, and our telephone number is (855) 264-6267. Our website address is www.niocorp.com. This website address is not intended to be an active link, and information on, or accessible through, our website is not incorporated by reference into this prospectus and you should not consider any information on, or that can be accessed from, our website as part of this prospectus or any accompanying prospectus supplement.

SECURITIES OFFERED

Common Shares Offered by the Selling Shareholders

Up to an aggregate of 16,123,149 Common Shares, consisting of:

(a) 83,770 Common Shares that are issued and outstanding and were issued to BTIG, LLC;

(b) up to 4,565,808 Common Shares issuable upon exchange of the Vested Shares;

(c) up to 1,695,798 Common Shares issuable upon exchange of the Tranche I Earnout Shares;

(d) up to 1,695,798 Common Shares issuable upon exchange of the Tranche II Earnout Shares;

(e) up to 6,336,981 Common Shares issuable upon exercise of NioCorp Assumed Warrants covered by this prospectus; and

(f) 1,744,994 Common Shares that are issued and outstanding and were issued to certain executive officers of NioCorp.

NioCorp Assumed Warrants Offered by the Selling Shareholders	Up to an aggregate of 5,666,667 NioCorp Assumed Warrants.
Common Shares Outstanding Prior to this Offering(1)	30,396,120 Common Shares (as of May 9, 2023).
Common Shares Outstanding After this Offering(1)	44,690,505 Common Shares, assuming the issuance of (i) 4,565,808 Common Shares issuable upon exchange of the Vested Shares, (ii) 1,695,798 Common Shares issuable upon exchange of the Tranche I Earnout Shares, (iii) 1,695,798 Common Shares issuable upon exchange of the Tranche II Earnout Shares and (iv) 6,336,981 Common Shares issuable upon exercise of NioCorp Assumed Warrants.
Use of Proceeds	We will not receive any proceeds from the sale of Common Shares or NioCorp Assumed Warrants included in this prospectus by the Selling Shareholders. However, upon exercise, we will receive the cash exercise price of the NioCorp Assumed Warrants covered by this prospectus (assuming that the holders do not exercise their NioCorp Assumed Warrants on a cashless basis). We believe the likelihood that NioCorp Assumed Warrant holders will exercise their NioCorp Assumed Warrants, and therefore the amount of cash proceeds that we would receive, is, among other things, dependent upon the market price of our Common Shares. For so long as the market price for our Common Shares is less than the exercise price of the NioCorp Assumed Warrants (as is the case as of the date of this prospectus), we believe such holders will be unlikely to exercise their NioCorp Assumed Warrants. We expect to use the net proceeds that we receive from the exercise of the NioCorp Assumed Warrants, if any, for working capital and general corporate purposes, including to advance our efforts to launch construction of the Elk Creek Project and move it to commercial operation. See “Use of Proceeds.”

Market for Common Shares	Our Common Shares trade on The Nasdaq Global Market under the symbol “NB” and on the TSX under the symbol “NB.”
Market for NioCorp Assumed Warrants	The public NioCorp Assumed Warrants trade on The Nasdaq Capital Market under the symbol “NIOBW.”
Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

(1)       Does not include:

●	Common Shares issuable upon exercise of outstanding stock options under the LTIP;
●	Common Shares reserved for future issuance under the LTIP;
●	Common Shares issuable in respect of the Commitment Amount pursuant to the Yorkville Equity Facility Financing Agreement;
●	Common Shares issuable upon conversion of the Convertible Debentures;
●	an aggregate of 1,789,267 Common Shares issuable upon exercise of the Financing Warrants;
●	an aggregate of 11,182,875 Common Shares issuable upon exercise of public NioCorp Assumed Warrants; and
●	an aggregate of 1,801,622 Common Shares issuable upon exercise of other outstanding Common Share purchase warrants with a weighted-average exercise price of approximately C$11.68.

RISK FACTORS

Investing in our Common Shares and the NioCorp Assumed Warrants involves a high degree of risk. Before making a decision to invest in our Common Shares or the NioCorp Assumed Warrants, you should carefully consider the risks described below and under the heading “Risk Factors” in the applicable prospectus supplement, and discussed under Part I, Item 1A. “Risk Factors” contained in our most recent Annual Report on Form 10-K, and Part II, Item 1A. “Risk Factors” contained in our subsequent Quarterly Reports on Form 10-Q, as well as any amendments thereto, which are incorporated by reference into this prospectus and the applicable prospectus supplement in their entirety, together with other information in this prospectus and the applicable prospectus supplement and the documents incorporated by reference herein and therein. See the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Documents by Reference.” Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, financial condition or results of operations. The occurrence of any of these known or unknown risks might cause you to lose all or part of your investment in our Common Shares or the NioCorp Assumed Warrants.

Additional Risks Related to this Offering and Our Common Shares and the NioCorp Assumed Warrants

Future sales, or the perception of future sales, of Common Shares covered by this prospectus by the Selling Shareholders could adversely affect prevailing market prices for the Common Shares.

Under this prospectus, the Selling Shareholders may sell (a) 83,770 Common Shares that were issued to BTIG, LLC in connection with the Closing in respect of shares of shares of Class A common stock of GXII that were issued to BTIG, LLC in lieu of payment in cash of $761,000 of advisory fees due to BTIG, LLC; (b) up to 4,565,808 Common Shares issuable upon exchange of the Vested Shares; (c) up to 1,695,798 Common Shares issuable upon exchange of the Tranche I Earnout Shares; (d) up to 1,695,798 Common Shares issuable upon exchange of the Tranche II Earnout Shares; (e) up to 6,336,981 Common Shares issuable upon exercise of the NioCorp Assumed Warrants covered by this prospectus; and (f) 1,744,994 Common Shares that are issued and outstanding and were issued to certain executive officers of NioCorp at prices per share ranging from C$1.50 to C$7.50. All of the shares of Class B common stock of ECRC were issued to the Sponsor in respect of shares of Class B common stock of GXII that were originally issued to the Sponsor for $25,000 in the aggregate. In connection with the Closing, the Sponsor distributed all of the outstanding ECRC Class B Shares to its members for no additional consideration. The NioCorp Assumed Warrants covered by this prospectus were issued to the Sponsor in respect of an equal number of GXII Warrants that it acquired in a private placement that occurred simultaneously with the closing of the initial public offering of GXII at a purchase price of $1.50 per GXII Warrant. In connection with the Closing, the Sponsor distributed all of its NioCorp Assumed Warrants to its members for no additional consideration.

Because some of the Common Shares covered by this prospectus were or may be acquired by the Selling Shareholders for no consideration or for prices below the prevailing market price of the Common Shares, subject to the “lock-up” restrictions pursuant to the Registration Rights and Lockup Agreement, the Selling Shareholders may have an incentive to sell such Common Shares, even if the market price of our Common Shares declines. Similarly, to the extent that the NioCorp Assumed Warrants covered by this prospectus are exercised, the holders of the Common Shares issued upon exercise thereof may have an incentive to sell such Common Shares because the Common Shares issued upon the exercise of such NioCorp Assumed Warrants may have been purchased for less than the then-prevailing market price of the Common Shares. However, for so long as the market price for our Common Shares is less than the exercise price of the NioCorp Assumed Warrants (as is the case as of the date of this prospectus), we believe holders of the NioCorp Assumed Warrants will be unlikely to exercise their NioCorp Assumed Warrants.

Pursuant to the Registration Rights and Lockup Agreement, the RRA Shareholders are subject to “lock-up” restrictions. The provisions of these “lock-up” restrictions may be waived under limited circumstances and allow the directors and officers of NioCorp or its shareholders, including the Selling Shareholders, to sell their Common Shares at any time. There are no pre-established conditions for the grant of such a waiver by the relevant parties, and any decision by the applicable parties to waive those conditions may depend on a number of factors, which might include market conditions, the performance of the Common Shares in the market and our financial condition at that time. If the “lock-up” restrictions of the applicable shareholders, including the Selling Shareholders, or the directors and officers of NioCorp are waived, additional Common Shares will be available for sale into the public market, subject to applicable securities laws, which, in both cases, could reduce the prevailing market price for the Common Shares.

If all of the Common Shares covered by this prospectus were issued and outstanding, they would represent a substantial percentage of our public float and of our outstanding Common Shares. As of May 9, 2023, the Common Shares covered by this prospectus would represent approximately 36.08% of the total number of outstanding Common Shares (assuming all of the Common Shares covered by this prospectus were issued and outstanding and not including Common Shares issuable upon exercise of outstanding stock options, or reserved for future issuance, under the LTIP, Common Shares issuable in respect of the Commitment Amount pursuant to the Yorkville Equity Facility Financing Agreement or Common Shares issuable upon conversion, exercise or exchange of other outstanding securities). Upon their acquisition of the Common Shares covered by this prospectus, the Selling Shareholders will be able to sell such Common Shares into the public market for so long as the registration statement of which this prospectus is a part is available for use. Accordingly, the sale of the Common Shares covered by this prospectus, or the perception that such sales may occur, could result in a significant decline in the public trading price of our Common Shares.

We may not recognize the full value of the Yorkville Equity Facility Financing Agreement and may not receive any proceeds from the exercise of the NioCorp Assumed Warrants, the Financing Warrants and our other outstanding Common Share purchase warrants, and the potential adverse effect on the prevailing market prices for our Common Shares as a result of sales, or the perception of future sales, of Common Shares covered by this prospectus by the Selling Shareholders could adversely affect our ability to raise additional capital and you could lose all or part of your investment.

Although we have entered into the Yorkville Equity Facility Financing Agreement, we may not recognize the full value thereof. Specifically, our ability to sell Common Shares to YA pursuant to the Yorkville Equity Facility Financing Agreement is subject to certain restrictions and limitations, which may prevent us from selling the full Commitment Amount prior to the expiration of the Commitment Period. Our ability to recognize the full value of the Yorkville Equity Facility Financing Agreement may be further impeded by the potential negative pressure on the market price of our Common Shares as a result of sales, or the perception of future sales, of the Common Shares covered by this prospectus by the Selling Shareholders. As a result, there can be no assurance that we will receive all or even a significant portion of the proceeds that we expect to receive in connection with the Yorkville Equity Facility Financing Agreement.

In addition, we are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of our Common Shares by the Selling Shareholders. However, upon exercise, we will receive the cash exercise price of the NioCorp Assumed Warrants covered by this prospectus (assuming that the holders do not exercise their NioCorp Assumed Warrants on a cashless basis). Further, we will receive the cash exercise price of the public NioCorp Assumed Warrants, the Financing Warrants and our other outstanding Common Share purchase warrants upon exercise (assuming, with respect to the public NioCorp Assumed Warrants and the Financing Warrants, that they are not exercised on a cashless basis). We believe the likelihood that holders of the NioCorp Assumed Warrants, the Financing Warrants or other outstanding Common Share purchase warrants will exercise their NioCorp Assumed Warrants, Financing Warrants or other outstanding Common Share purchase warrants, and therefore the amount of cash proceeds that we would receive, is, among other things, dependent upon the market price of our Common Shares. For so long as the market price for our Common Shares is less than the applicable exercise price of the NioCorp Assumed Warrants, the Financing Warrants or other outstanding Common Share purchase warrants (as is the case as of the date of this prospectus), we believe such holders will be unlikely to exercise their NioCorp Assumed Warrants, Financing Warrants or other outstanding Common Share purchase warrants. The potential adverse effect on the prevailing market price of our Common Shares as a result of sales of Common Shares covered by this prospectus by the Selling Shareholders, or the perception that such sales may occur, could keep the market price for our Common Shares below the applicable exercise price of the NioCorp Assumed Warrants, the Financing Warrants or other outstanding Common Share purchase warrants. Accordingly, the holders of the NioCorp Assumed Warrants, the Financing Warrants or other outstanding Common Share purchase warrants may not exercise their NioCorp Assumed Warrants, Financing Warrants or other outstanding Common Share purchase warrants before they expire, and we may not receive any proceeds from the exercise of the NioCorp Assumed Warrants, the Financing Warrants or other outstanding Common Share purchase warrants.

We incurred significant debt in connection with the Transactions, including upon issuance of the Convertible Debentures, and we require significant additional capital to operate our business. For example, notwithstanding whether we are able to recognize the full value of the Yorkville Equity Facility Financing Agreement or receive the cash exercise price of the NioCorp Assumed Warrants, the Financing Warrants or other outstanding Common Share purchase warrants, we are obligated to repay or issue Common Shares upon settlement of the full $16.0 million aggregate principal amount of the Convertible Debentures. Such significant additional debt could adversely affect our business, which may prevent us from fulfilling our obligations with respect to our existing debt or obtaining future financing. Further, the Yorkville Convertible Debt Financing Agreement restricts us from pursuing certain variable rate financing transactions, which could impair our ability to obtain additional financing on terms that are favorable, or at all. In addition, if the market price of the Common Shares were to drop as a result of sales, or the perception of future sales, of the Common Shares covered by this prospectus, this might impede our ability to raise additional capital. Our inability to obtain additional financing on terms that are favorable, or at all, could have a material adverse effect on our financial condition, results of operations and prospects, and you may lose all or part of your investment.

Future sales, or the perception of future sales, of Common Shares by existing shareholders or by us, or future dilutive issuances of Common Shares by us, could adversely affect prevailing market prices for the Common Shares.

In addition to the Common Shares that may be sold by the Selling Shareholders under this prospectus, subject to compliance with applicable securities laws, sales of a substantial number of Common Shares in the public market could occur at any time, including issuances and sales of additional Common Shares by us and sales by other security holders. These sales, or the market perception that the holders of a large number of Common Shares or securities convertible, exercisable or exchangeable into Common Shares intend to sell Common Shares, could reduce the prevailing market price of the Common Shares. The effect, if any, that future public sales of these securities or the availability of these securities for sale will have on the market price of the Common Shares is uncertain. If the market price of the Common Shares were to drop as a result, this might impede our ability to raise additional capital and might cause remaining shareholders to lose all or part of their investment.

In addition, pursuant to the Yorkville Convertible Debt Financing Agreement, YA may convert the Convertible Debentures and exercise the Financing Warrants from time to time, subject to certain limitations, and we will issue Common Shares to YA upon such conversions and exercises. We have filed a registration statement under the Securities Act covering resales by YA of the Common Shares issuable upon conversion of the Convertible Debentures and exercise of the Financing Warrants. Accordingly, any Common Shares that we issue upon conversion of the Convertible Debentures or exercise of the Financing Warrants will be available for sale into the public market, subject to applicable securities laws, which could reduce the prevailing market price for the Common Shares.

Additionally, pursuant to the Yorkville Equity Facility Financing Agreement, YA has committed to purchase up to $65.0 million of our Common Shares, at our direction from time to time during the Commitment Period, subject to certain limitations and the satisfaction of the conditions in the Yorkville Equity Facility Financing Agreement. Pursuant to the terms of the Yorkville Equity Facility Financing Agreement, we issued 81,213 Commitment Shares to YA as consideration for its irrevocable commitment to purchase Common Shares under the Yorkville Equity Facility Financing Agreement. We have filed a registration statement under the Securities Act covering resales by YA of the Common Shares issuable pursuant to the Yorkville Equity Facility Financing Agreement. Accordingly, any Common Shares that we issue pursuant to the Yorkville Equity Facility Financing Agreement will be available for sale into the public market, subject to applicable securities laws, which could reduce the prevailing market price for the Common Shares.

Also, in connection with the Closing, pursuant to the Business Combination Agreement, the Company issued, in addition to the NioCorp Assumed Warrants covered by this prospectus, an aggregate of 9,999,959 NioCorp Assumed Warrants, which are publicly traded and exercisable for an aggregate of up to 11,182,875 Common Shares. Pursuant to the NioCorp Assumed Warrant Agreement, we have filed a registration statement under the Securities Act covering the offering, issuance and sale of the Common Shares issuable upon exercise of the NioCorp

Assumed Warrants. Accordingly, any Common Shares that we issue upon exercise of NioCorp Assumed Warrants will be available for sale into the public market, subject to applicable securities laws, which could reduce the prevailing market price for the Common Shares.

The Selling Shareholders acquired or may acquire the Common Shares covered by this prospectus at a price below the prevailing market price of our Common Shares, and may experience a positive rate of return based on such market price. Our future investors may not experience a similar rate of return.

As described herein, some of the Common Shares covered by this prospectus were or may be acquired by the Selling Shareholders for no consideration or for prices below the prevailing market price of the Common Shares. Accordingly, subject to the “lock-up” restrictions pursuant to the Registration Rights and Lockup Agreement, the Selling Shareholders may have an incentive to sell such Common Shares, even if the market price of our Common Shares declines, that is not shared by other shareholders because the price at which they acquired or will be deemed to have acquired such Common Shares may still be lower than the then-prevailing market price of the Common Shares. As a result, the Selling Shareholders may experience a positive rate of return on the Common Shares covered by this prospectus due to the potential differences between the prices of at which they acquired or will be deemed to have acquired such securities and the market price of the underlying Common Shares, and other shareholders may not experience a similar rate of return due to the differences in the purchase prices and the then-prevailing market price of the Common Shares. For example, the shares of Class B common stock of GXII that were exchanged for shares of ECRC Class B common stock in connection with the Closing were initially purchased by the Sponsor at a price of $0.003 per share. Based on the last reported sale price of the Common Shares on The Nasdaq Global Market on May 9, 2023 of $6.37 per Common Share, the Selling Shareholders who beneficially own the ECRC Class B common stock would experience a potential profit of approximately $6.37 per share, or approximately $29,070,500 in the aggregate, assuming they exchange all of their Vested Shares for Common Shares. Because of the Common Share market price vesting conditions of the Tranche I Earnout Shares and Tranche II Earnout Shares, the Selling Shareholders who beneficially own such shares of ECRC Class B common stock would not be able to exchange such Tranche I Earnout Shares or Tranche II Earnout Shares at the current market price for the Common Shares. In addition, based on the last reported sale price of the Common Shares on The Nasdaq Global Market on May 9, 2023 and based on the CAD:USD exchange ratio of CAD$1.3390:USD$1.00 on May 9, 2023 as reported by the Bank of Canada, the executive officers of NioCorp that may resell their Common Shares pursuant to this prospectus would experience a potential profit per share of between approximately $0.77 per share and approximately $5.25 per share, or approximately $7,172,958 in the aggregate, assuming they sold their Common Shares pursuant to this prospectus.

There can be no assurance that we will be able to comply with the continued listing standards of The Nasdaq Stock Market LLC (“Nasdaq”).

Our Common Shares are currently listed on The Nasdaq Global Market under the symbol “NB,” and the public NioCorp Assumed Warrants are currently listed on The Nasdaq Capital Market under the symbol “NIOBW.” If Nasdaq delists the Common Shares or the public NioCorp Assumed Warrants from trading on its exchange for failure to meet Nasdaq continued listing standards, the Company and its shareholders could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;
●	a determination that our Common Shares are a “penny stock,” which will require brokers trading in Common Shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for Common Shares;
●	a limited amount of analyst coverage; and
●	a decreased ability to issue additional securities or obtain additional financing in the future.

The Articles of NioCorp, as amended in connection with the Transactions (the “Amended Articles”), permit us to issue an unlimited number of Common Shares without seeking shareholder approval.

The Amended Articles permit us to issue an unlimited number of Common Shares. It is anticipated that we will, from time to time, issue additional Common Shares in the future. Subject to the requirements of the British Columbia Business Corporations Act (“BCBCA”), Nasdaq and the TSX, we will not be required to obtain the approval of the NioCorp shareholders for the issuance of additional Common Shares. Any further issuances of Common Shares will result in immediate dilution to existing shareholders and may have an adverse effect on the value of their shareholdings.

NioCorp may amend the terms of the NioCorp Assumed Warrants in a manner that may be adverse to holders of public NioCorp Assumed Warrants with the approval by the holders of at least a majority of the then outstanding public NioCorp Assumed Warrants. As a result, the exercise price of the NioCorp Assumed Warrants could be increased, the exercise period could be shortened and the number of Common Shares purchasable upon exercise of an NioCorp Assumed Warrant could be decreased, all without your approval.

The NioCorp Assumed Warrants were issued in registered form under the NioCorp Assumed Warrant Agreement. Both the public NioCorp Assumed Warrants and the NioCorp Assumed Warrants issued to the Sponsor are subject to the terms of the NioCorp Assumed Warrant Agreement and are identical, with certain exceptions applicable to the NioCorp Assumed Warrants issued to the Sponsor for so long as such NioCorp Assumed Warrants are held by the Sponsor, its members, or their respective affiliates and other permitted transferees. In accordance with the NioCorp Assumed Warrant Agreement, any NioCorp Assumed Warrants issued to the Sponsor that are not held by the Sponsor, its members, or their respective affiliates and other permitted transferees, are treated as public NioCorp Assumed Warrants. The NioCorp Assumed Warrant Agreement provides that the terms of the public NioCorp Assumed Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding public NioCorp Assumed Warrants to make any change that adversely affects the interests of the registered holders of the public NioCorp Assumed Warrants.

Accordingly, NioCorp may amend the terms of the public NioCorp Assumed Warrants in a manner adverse to a public holder if holders of at least a majority of the then outstanding public NioCorp Assumed Warrants approve of such amendment. Although NioCorp’s ability to amend the terms of the public NioCorp Assumed Warrants with the consent of at least a majority of the then outstanding public NioCorp Assumed Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the public NioCorp

Assumed Warrants, convert the public NioCorp Assumed Warrants into cash or stock, shorten the exercise period or decrease the number of Common Shares purchasable upon exercise of the public NioCorp Assumed Warrants.

NioCorp may redeem your unexpired public NioCorp Assumed Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your NioCorp Assumed Warrants worthless.

NioCorp has the ability to redeem outstanding public NioCorp Assumed Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per NioCorp Assumed Warrant, provided that the last reported sale price of Common Shares equals or exceeds approximately $16.10 per share (subject to certain adjustments) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which NioCorp gives proper notice of such redemption and provided certain other conditions are met. The NioCorp Assumed Warrants are exercisable beginning on the 30th day following the Closing Date and NioCorp has not provided separate notice to the holders of NioCorp Assumed Warrants at the time that they became exercisable (and therefore eligible for redemption). If and when the public NioCorp Assumed Warrants become redeemable by NioCorp, NioCorp may not exercise its redemption right if the issuance of Common Shares upon exercise of the NioCorp Assumed Warrants is not exempt from registration or qualification under applicable state blue sky laws or NioCorp is unable to effect such registration or qualification. NioCorp will use its best efforts to register or qualify Common Shares under the blue sky laws of the state of residence in those states in which the public NioCorp Assumed Warrants were offered by GXII in its initial public offering. Redemption of the outstanding public NioCorp Assumed Warrants could force you (i) to exercise your public NioCorp Assumed Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your public NioCorp Assumed Warrants at the then-current market price when you might otherwise wish to hold your public NioCorp Assumed Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding public NioCorp Assumed Warrants are called for redemption, is likely to be substantially less than the market value of your public NioCorp Assumed Warrants. None of the NioCorp Assumed Warrants issued to the Sponsor will be redeemable by NioCorp so long as they are held by the Sponsor, its members or their respective affiliates or other permitted transferees.

There is a limited public market for the NioCorp Assumed Warrants and we cannot guarantee that an active and liquid public market for the NioCorp Assumed Warrants will develop.

The public NioCorp Assumed Warrants are listed on Nasdaq under the symbol “NIOBW.” In accordance with the NioCorp Assumed Warrant Agreement, any NioCorp Assumed Warrants issued to the Sponsor that are not held by the Sponsor, its members, or their respective affiliates and other permitted transferees, are treated as public NioCorp Assumed Warrants. Nonetheless, the market for the public NioCorp Assumed Warrants is limited.

A liquid trading market for the NioCorp Assumed Warrants may never develop, or if developed, it may not be sustained. In the absence of a liquid public trading market for the NioCorp Assumed Warrants:

●	you may not be able to liquidate your investment in NioCorp Assumed Warrants;
●	you may not be able to resell your NioCorp Assumed Warrants at favorable prices, or at all;
●	the market price of NioCorp Assumed Warrants may experience significant price volatility; and
●	there may be less efficiency in carrying out your purchase and sale orders.

NioCorp may be a “passive foreign investment company” for the current taxable year and for one or more future taxable years, which may result in materially adverse U.S. federal income tax consequences for U.S. investors.

If NioCorp is a passive foreign investment company (“PFIC”) for any taxable year, or portion thereof, that is included in the holding period of a U.S. Holder (as defined in “Certain United States Federal Income Tax Considerations,” below) of Common Shares or NioCorp Assumed Warrants, such U.S. Holder may be subject to certain adverse U.S. federal income tax consequences and additional reporting requirements. NioCorp believes it was classified as a PFIC during its taxable years ended June 30, 2022 and June 30, 2021 and, based on the current composition of its income and assets, as well as current business plans and financial expectations, may be treated as a PFIC for the taxable year in which the Transactions occurred or in future taxable years. Any conclusion regarding PFIC status is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to change. In addition, even if NioCorp concluded it did not qualify as a PFIC, it is possible that the U.S. Internal Revenue Service (the “IRS”) could assert, and that a court could sustain, a determination that NioCorp is a PFIC. Accordingly, there can be no assurance that NioCorp will not be treated as a PFIC for any taxable year. Each holder of Common Shares or NioCorp Assumed Warrants should consult its own tax advisors regarding the PFIC rules and the U.S. federal income tax consequences of the acquisition, ownership, and disposition of such securities. See “Certain United States Federal Income Tax Considerations” below, for further details regarding this issue.

The Transactions could result in NioCorp becoming subject to materially adverse U.S. federal income tax consequences.

Section 7874 and related sections of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), provide for certain adverse tax consequences when the stock of a U.S. corporation is acquired by a non-U.S. corporation in certain transactions in which former shareholders of the U.S. corporation come to own 60% or more of the stock of the non-U.S. corporation (by vote or value, and applying certain specific counting and ownership rules). These adverse tax consequences include (i) potential additional required gain recognition by the U.S. corporation, (ii) treatment of certain payments to the non-U.S. corporation that reduce gross income as “base erosion payments,” (iii) an excise tax on certain options and stock-based compensation of the U.S. corporation, (iv) disallowance of “qualified dividend” treatment for distributions by the non-U.S. corporation, and (v) if former shareholders of the U.S. corporation come to own 80% or more of the stock of the non-U.S. corporation, treatment of the non-U.S. corporation as a U.S. corporation subject to U.S. federal income tax on its worldwide income (in addition to any tax imposed by non-U.S. jurisdictions). If the Transactions result in the application of any of these, or any other, adverse tax consequences, NioCorp could incur significant additional tax costs. While NioCorp currently does not believe the Transactions will cause such adverse tax consequences as a result of Section 7874 and related sections of the Code, this determination is subject to significant legal and factual uncertainty. NioCorp has not sought and will not seek any rulings from the IRS as to the tax treatment of any of the Transactions. Further, there can be no assurance that your tax advisor, the IRS, or a court, will agree with the position that NioCorp is not subject to these adverse tax consequences.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the other documents incorporated by reference into this prospectus contain or may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and “forward-looking information” within the meaning of applicable Canadian securities laws (collectively, “forward-looking statements”).

Forward-looking statements have been based upon our current business and operating plans, as approved by the Company’s Board of Directors, and may include statements regarding the anticipated benefits of the Transactions, including NioCorp’s ability to access the full amount of the expected net proceeds of the Yorkville Equity Facility Financing Agreement over the next three years; NioCorp’s ability to receive a final commitment of financing from the Export-Import Bank of the United States (“EXIM”); anticipated benefits of the listing of the Common Shares on Nasdaq; the financial and business performance of NioCorp; NioCorp’s anticipated results and developments in the operations of NioCorp in future periods; NioCorp’s planned exploration activities; the adequacy of NioCorp’s financial resources; NioCorp’s ability to secure sufficient project financing to complete construction and commence operation of the Elk Creek Project; NioCorp’s expectation and ability to produce niobium, scandium, and titanium at the Elk Creek Project; the outcome of current recovery process improvement testing, and NioCorp’s expectation that such process improvements could lead to greater efficiencies and cost savings in the Elk Creek Project; the Elk Creek Project’s ability to produce multiple critical metals; the Elk Creek Project’s projected ore production and mining operations over its expected mine life; the completion of the demonstration plant and technical and economic analyses on the potential addition of magnetic rare earth oxides to NioCorp's planned product suite; the exercise of options to purchase additional land parcels; the execution of contracts with engineering, procurement and construction companies; NioCorp’s ongoing evaluation of the impact of inflation, supply chain issues and geopolitical unrest on the Elk Creek Project’s economic model; the impact of health epidemics, including the COVID-19 pandemic, on NioCorp’s business and the actions NioCorp may take in response thereto; and the creation of full time and contract construction jobs over the construction period of the Elk Creek Project.

Forward-looking statements are frequently, but not always, identified by words such as “expects,” “anticipates,” “believes,” “intends,” “estimates,” “potential,” “possible,” and similar expressions, or statements that events, conditions, or results “will,” “may,” “could,” or “should” (or the negative and grammatical variations of any of these terms) occur or be achieved. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions, or future events or performance (often, but not always, using words or phrases such as “expects” or “does not expect,” “is expected,” “anticipates” or “does not anticipate,” “plans,” “estimates,” or “intends,” or stating that certain actions, events, or results “may,” “could,” “would,” “might,” or “will” be taken, occur or be achieved) are not statements of historical fact and may be forward-looking statements. Such forward-looking statements reflect the Company’s current views with respect to future events and are subject to certain known and unknown risks, uncertainties, and assumptions. Many factors could cause actual results, performance, or achievements to be materially different from any future results, performance, or achievements that may be expressed or implied by such forward-looking statements, including, among others, risks related to the following: NioCorp’s ability to recognize the anticipated benefits of the Transactions, including NioCorp’s ability to access the full amount of the expected net proceeds under the Yorkville Equity Facility Financing Agreement over the next three years; unexpected costs related to the Transactions; the outcome of any legal proceedings that may be instituted against NioCorp following closing of the Transactions; NioCorp’s ability to receive a final commitment of financing from EXIM on the anticipated timeline, on acceptable terms, or at all; NioCorp’s ability to continue to meet Nasdaq listing standards; NioCorp’s ability to operate as a going concern; risks relating to the Common Shares, including price volatility, lack of dividend payments and dilution or the perception of the likelihood any of the foregoing; NioCorp’s requirement of significant additional capital; the extent to which NioCorp’s level of indebtedness and/or the terms contained in agreements governing NioCorp’s indebtedness or the Yorkville Equity Facility Financing Agreement may impair NioCorp’s ability to obtain additional financing; covenants contained in agreements with NioCorp’s secured creditors that may affect its assets; NioCorp’s limited operating history; NioCorp’s history of losses; the restatement of NioCorp’s consolidated financial statements as of and for the fiscal years ended June 30, 2022 and 2021 and the interim periods ended September 30, 2021, December 31, 2021, and March 31, 2022 and the impact of such restatement on NioCorp’s future financial statements and other financial measures; the material weakness in NioCorp’s internal control over financial reporting, NioCorp’s efforts to remediate such material weakness and the timing of remediation; the possibility that NioCorp may qualify as a PFIC under the Code; the potential that the Transactions could result in

NioCorp becoming subject to materially adverse U.S. federal income tax consequences as a result of the application of Section 7874 and related sections of the Code; cost increases for NioCorp’s exploration and, if warranted, development projects; a disruption in, or failure of, NioCorp’s information technology systems, including those related to cybersecurity; equipment and supply shortages; current and future offtake agreements, joint ventures, and partnerships; NioCorp’s ability to attract qualified management; the effects of the COVID-19 pandemic or other global health crises on NioCorp’s business plans, financial condition and liquidity; estimates of mineral resources and reserves; mineral exploration and production activities; feasibility study results; the results of metallurgical testing; changes in demand for and price of commodities (such as fuel and electricity) and currencies; competition in the mining industry; changes or disruptions in the securities markets; legislative, political or economic developments, including changes in federal and/or state laws that may significantly affect the mining industry; the impacts of climate change, as well as actions taken or required by governments related to strengthening resilience in the face of potential impacts from climate change; the need to obtain permits and comply with laws and regulations and other regulatory requirements; the timing and reliability of sampling and assay data; the possibility that actual results of work may differ from projections/expectations or may not realize the perceived potential of NioCorp’s projects; risks of accidents, equipment breakdowns, and labor disputes or other unanticipated difficulties or interruptions; the possibility of cost overruns or unanticipated expenses in development programs; operating or technical difficulties in connection with exploration, mining, or development activities; the management of the water balance at the Elk Creek Project site; land reclamation requirements related to the Elk Creek Project; the speculative nature of mineral exploration and development, including the risks of diminishing quantities of grades of reserves and resources; claims on the title to NioCorp’s properties; potential future litigation; and NioCorp’s lack of insurance covering all of NioCorp’s operations.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein. This list is not exhaustive of the factors that may affect any of the Company’s forward-looking statements. Forward-looking statements are statements about the future and are inherently uncertain, and actual achievements of the Company or other future events or conditions may differ materially from those reflected in the forward-looking statements due to a variety of risks, uncertainties, and other factors, including without limitation those discussed under Part I, Item 1A. “Risk Factors” contained in our most recent Annual Report on Form 10-K, and Part II, Item 1A. “Risk Factors” contained in our subsequent Quarterly Reports on Form 10-Q, as well as any amendments thereto, which are incorporated by reference into this prospectus and the applicable prospectus supplement in their entirety, together with other information in this prospectus and the applicable prospectus supplement and the documents incorporated by reference herein and therein. See the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

The Company’s forward-looking statements contained in this prospectus are based on the beliefs, expectations, and opinions of management as of the date of this prospectus. The Company does not assume any obligation to update forward-looking statements if circumstances or management’s beliefs, expectations, or opinions should change, except as required by law. For the reasons set forth above, investors should not attribute undue certainty to, or place undue reliance on, forward-looking statements.

USE OF PROCEEDS

This prospectus relates to Common Shares and NioCorp Assumed Warrants that may be offered and sold from time to time by the Selling Shareholders. All of the Common Shares and the NioCorp Assumed Warrants offered by the Selling Shareholders pursuant to this prospectus will be sold by the Selling Shareholders for their own account. We will not receive any of the proceeds from these sales. However, we will receive the cash exercise price of the NioCorp Assumed Warrants (assuming that they are not exercised on a cashless basis). We believe the likelihood that NioCorp Assumed Warrant holders will exercise their NioCorp Assumed Warrants, and therefore the amount of cash proceeds that we would receive, is, among other things, dependent upon the market price of our Common Shares. For so long as the market price for our Common Shares is less than the exercise price of the NioCorp Assumed Warrants (as is the case as of the date of this prospectus), we believe such holders will be unlikely to exercise their NioCorp Assumed Warrants.

We expect to use the net proceeds that we receive from the exercise of the NioCorp Assumed Warrants, if any, for working capital and general corporate purposes, including to advance our efforts to launch construction of the Elk Creek Project and move it to commercial operation.

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which Common Shares or NioCorp Assumed Warrants may be sold by the Selling Shareholders under this prospectus as the price will be determined by the prevailing public market price for our Common Shares and the NioCorp Assumed Warrants, by negotiations between the Selling Shareholders and the buyers of Common Shares and NioCorp Assumed Warrants in private transactions or as otherwise described in “Plan of Distribution.”

SELLING SHAREHOLDERS

This prospectus relates to the offer and sale from time to time by the Selling Shareholders of (i) up to an aggregate of 16,123,149 Common Shares, consisting of (a) 83,770 Common Shares that are issued and outstanding and were issued to BTIG, LLC; (b) up to 4,565,808 Common Shares issuable upon exchange of the Vested Shares; (c) up to 1,695,798 Common Shares issuable upon exchange of the Tranche I Earnout Shares; (d) up to 1,695,798 Common Shares issuable upon exchange of the Tranche II Earnout Shares; (e) up to 6,336,981 Common Shares issuable upon exercise of NioCorp Assumed Warrants covered by this prospectus; and (f) 1,744,994 Common Shares that are issued and outstanding and were issued to certain executive officers of NioCorp; and (ii) up to an aggregate of 5,666,667 NioCorp Assumed Warrants. For additional information regarding the issuances of the Common Shares and the NioCorp Assumed Warrants covered by this prospectus, see the section titled “Summary—Background.”

The table below presents information regarding the Selling Shareholders and the Common Shares and the NioCorp Assumed Warrants that they may offer from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Shareholders. The number of Common Shares in the column “Maximum Number of Common Shares to be Offered Pursuant to this Prospectus” represents all of the Common Shares that the Selling Shareholders may offer under this prospectus. The number of NioCorp Assumed Warrants in the column “Maximum Number of NioCorp Assumed Warrants to be Offered Pursuant to this Prospectus” represents all of the NioCorp Assumed Warrants that the Selling Shareholders may offer under this prospectus. The Selling Shareholders may sell some, all or none of their Common Shares and NioCorp Assumed Warrants covered by this prospectus in this offering. We do not know how long the Selling Shareholders will hold the Common Shares and the NioCorp Assumed Warrants before selling them, and we currently have no agreements, arrangements or understandings with the Selling Shareholders regarding the sale of any of the Common Shares or the NioCorp Assumed Warrants the Selling Shareholders may offer under this prospectus.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes Common Shares or NioCorp Assumed Warrants, as applicable, with respect to which the Selling Shareholders have voting or investment power. The percentage of Common Shares beneficially owned by the Selling Shareholders prior to and after the offering shown in the table below is based on an aggregate of 30,396,120 Common Shares outstanding on May 9, 2023. The number of Common Shares that may actually be issued by us upon exchange of the Vested Shares, exchange of the Tranche I Earnout Shares, exchange of the Tranche II Earnout Shares and exercise of the NioCorp Assumed Warrants may be fewer than the number of Common Shares being offered by this prospectus. The percentage of NioCorp Assumed Warrants beneficially owned by the Selling Shareholders prior to and after the offering shown in the table below is based on an aggregate of 15,666,626 NioCorp Assumed Warrants outstanding on May 9, 2023. The columns “Number of Common Shares Beneficially Owned After Offering” and “Number of NioCorp Assumed Warrants Beneficially Owned After Offering” assume the issuance of all of the Common Shares offered by the Selling Shareholders pursuant to this prospectus.

Except as otherwise described below, based on the information provided to us by the Selling Shareholders, none of the Selling Shareholders is a broker-dealer or an affiliate of a broker-dealer.

	Number of Common Shares Beneficially Owned Prior to Offering		Number of NioCorp Assumed Warrants Beneficially Owned Prior to Offering		Maximum Number of Common Shares to be Offered Pursuant to this Prospectus	Maximum Number of NioCorp Assumed Warrants to be Offered Pursuant to this Prospectus	Number of Common Shares Beneficially Owned After Offering		Number of NioCorp Assumed Warrants Beneficially Owned After Offering
Name of Selling Shareholder	Number	Percent	Number	Percent			Number	Percent	Number	Percent
BTIG, LLC (1)	83,770	*	—	—	83,770	—	—	—	—	—
Cooper Road, LLC (2)	4,117,717	11.93%	1,615,057	10.31%	4,117,717	1,615,057	—	—	—	—
Cooper Road Acquisition, LLC (3)	247,272	*	42,000	*	247,272	42,000	—	—	—	—
Dean C. Kehler (4)	3,809,953	11.14%	1,657,057	10.58%	3,809,953	1,657,057	—	—	—	—

Elizabeth Kehler 2012 Trust (5)	555,038	1.79%	—	—	555,038	—	—	—	—	—
Michael G. Maselli (6)	778,231	2.50%	192,392	1.23%	778,231	192,392	—	—	—	—
Jordan S. Bloom (7)	627,187	2.02%	192,392	1.23%	627,187	192,392	—	—	—	—
Andrea J. Kellett (8)	76,218	*	18,621	*	76,218	18,621	—	—	—	—
Arthur Baer (9)	626,145	2.02%	162,522	1.04%	626,145	162,522	—	—	—	—
Equity Trust Company Custodian FBO Arthur D. Baer ROTH IRA (10)	83,427	*	29,870	*	83,427	29,870	—	—	—	—
AJA Partners LLC (11)	1,207,870	3.82%	432,432	2.76%	1,207,870	432,432	—	—	—	—
James Harpel (12)	333,923	1.09%	108,108	*	333,923	108,108	—	—	—	—
HW 2015 Trust u/a 7/23/15, Elaine Weinberger, Trustee (13)	635,893	2.05%	216,216	1.38%	635,893	216,216	—	—	—	—
Marc Mazur (14)	107,446	*	27,027	*	107,446	27,027	—	—	—	—
Corbin ERISA Opportunity Fund, Ltd. (15)	260,229	*	232,703	1.49%	260,229	232,703	—	—	—	—
Corbin Opportunity Fund, L.P. (16)	114,246	*	102,162	*	114,246	102,162	—	—	—	—
Atalaya Special Purpose Investment Fund II L.P. (17)	258,534	*	231,187	1.48%	258,534	231,187	—	—	—	—
ACM Alameda Special Purpose Investment Fund II LP(18)	455,056	1.48%	406,921	2.60%	455,056	406,921	—	—	—	—
Mark A. Smith (19)	2,226,795	7.28%	—	—	1,726,544	—	500,251	1.12%	—	—
Neal S. Shah (20)	185,000	*	—	—	5,450	—	179,550	*	—	—
Scott Honan (21)	184,452	*	—	—	13,000	—	171,452	*	—	—
Total	16,974,402	37.61%	5,666,667	36.17%	16,123,149	5,666,667	851,253	1.90%	—	—

*	Represents ownership of less than 1%.

(1)	BTIG, LLC (“BTIG”) is controlled by Scott Kovalik, the CEO of BTIG, and Steven Starker, a Managing Director of BTIG. Messrs. Kovalik and Starker share voting and investment power over the securities BTIG beneficially owns. Beneficial ownership consists of 83,770 Common Shares held by BTIG. The address for BTIG is 600 Montgomery Street, San Francisco, CA 94111. BTIG is a registered broker-dealer.

(2)	Cooper Road, LLC (“Cooper Road”) is controlled by Jay Bloom, its managing member. Jay Bloom has sole voting and investment power over the securities Cooper Road beneficially owns. Beneficial ownership includes (a) 1,320,126 Common Shares issuable upon exchange of Vested Shares, (b) 495,743 Common Shares issuable upon exchange of Tranche I Earnout Shares, (c) 495,743 Common Shares issuable upon exchange of Tranche II Earnout Shares, (d) 1,806,105 Common Shares issuable upon exercise of NioCorp Assumed Warrants and (e) 1,615,057 NioCorp Assumed Warrants, in each case, held by Cooper Road. Cooper Road is a member of the Sponsor, and Jay Bloom was the Co-Chairman and Chief Executive Officer of GXII prior to the Business Combination and no longer holds the position. The address for Cooper Road is 101 20th Street, Suite 2501, Miami Beach, FL 33139.
(3)	Cooper Road Acquisition, LLC (“Cooper Road Acquisition”) is controlled by Jordan Bloom, its sole member. Jordan Bloom has sole voting and investment power over the securities Cooper Road Acquisition beneficially owns. Beneficial ownership includes (a) 121,164 Common Shares issuable upon exchange of Vested Shares, (b) 39,570 Common Shares issuable upon exchange of Tranche I Earnout Shares, (c) 39,570 Common Shares issuable upon exchange of Tranche II Earnout Shares, (d) 46,968 Common Shares issuable upon exercise of NioCorp Assumed Warrants and (e) 42,000 NioCorp Assumed Warrants, in each case, held by Cooper Road Acquisition. Cooper Road Acquisition and Jordan Bloom are members of the Sponsor, and Jordan Bloom was an Officer and Vice President of GXII prior to the Business Combination and no longer holds the position. The address for Cooper Road Acquisition is 1300 Monad Terrace, Unit 10D, Miami Beach, FL 33139. Jordan Bloom also has sole voting and investment power over the securities that he holds. See footnote (7).
(4)	Dean C. Kehler has sole voting and investment power over the securities he holds. Beneficial ownership includes (a) 1,122,820 Common Shares issuable upon exchange of Vested Shares, (b) 417,030 Common Shares issuable upon exchange of Tranche I Earnout Shares, (c) 417,030 Common Shares issuable upon exchange of Tranche II Earnout Shares, (d) 1,853,073 Common Shares issuable upon exercise of NioCorp Assumed Warrants and (e) 1,657,057 NioCorp Assumed Warrants, in each case, held by Mr. Kehler. Mr. Kehler is a member of the Sponsor and was Co-Chairman and Chief Executive Officer of GXII prior to the Closing and no longer holds those positions. In connection with the Closing, Mr. Kehler became, and is currently, a Director of the Company. The address for Mr. Kehler is c/o Trimaran Capital 1325 Avenue of the Americas, 28th Floor, New York, NY 10019. Mr. Kehler also shares voting and investment power over the securities that the Elizabeth Kehler 2012 Family Trust under Declaration of Trust dated December 12, 2012 (the “Elizabeth Kehler Trust”) beneficially owns as co-trustee. See footnote (5).
(5)	The Elizabeth Kehler Trust is controlled by Dean C. Kehler and U.S. Trust Company of Delaware as co-trustees. In their capacities as co-trustees, Mr. Kehler and U.S. Trust Company of Delaware share voting and investment power over the securities the Elizabeth Kehler Trust beneficially owns. Beneficial ownership includes (a) 318,470 Common Shares issuable upon exchange of Vested Shares, (b) 118,284 Common Shares issuable upon exchange of Tranche I Earnout Shares and (c) 118,284 Common Shares issuable upon exchange of Tranche II Earnout Shares, in each case, held by the Elizabeth Kehler Trust. The Elizabeth Kehler Trust and Mr. Kehler are members of the Sponsor, and Mr. Kehler was Co-Chairman and Chief Executive Officer of GXII prior to the Closing and no longer holds those positions. In connection with the Closing, Mr. Kehler became, and is currently, a Director of the Company. The address for the Elizabeth Kehler Trust is c/o Trimaran Capital 1325 Avenue of the Americas, 28th Floor, New York, NY 10019.
(6)	Michael Maselli has sole voting and investment power over the securities he beneficially owns. Beneficial ownership includes (a) 323,085 Common Shares issuable upon exchange of Vested Shares, (b) 119,998 Common Shares issuable upon exchange of Tranche I Earnout Shares, (c) 119,998 Common Shares issuable upon exchange of Tranche II Earnout Shares, (d) 215,150 of Common Shares issuable upon exercise of NioCorp Assumed Warrants and (e) 192,392 NioCorp Assumed Warrants, in each case, held by Mr. Maselli. Mr. Maselli is a member of the Sponsor and was President of GXII prior to the Closing and no longer holds that position. In connection with the Closing, Mr. Maselli became, and is currently, a Director of the Company. The address for Mr. Maselli is 34 Rockledge Drive, Pelham, NY 10803.

(7)	Jordan Bloom has sole voting and investment power over the securities he holds. Beneficial ownership includes (a) 236,419 Common Shares issuable upon exchange of Vested Shares, (b) 87,809 Common Shares issuable upon exchange of Tranche I Earnout Shares, (c) 87,809 Common Shares issuable upon exchange of Tranche II Earnout Shares, (d) 215,150 of Common Shares issuable upon exercise of NioCorp Assumed Warrants and (e) 192,392 NioCorp Assumed Warrants, in each case, held by Jordan Bloom. Jordan Bloom is a member of the Sponsor and was an Officer and Vice President of GXII prior to the Closing and no longer holds those positions. The address for Jordan Bloom is 1300 Monad Terrace, Unit 10D, Miami Beach, FL 33139. Jordan Bloom also has sole voting and investment power over the securities Cooper Road Acquisition beneficially owns. See footnote (3).
(8)	Andrea Kellett has sole voting and investment power over the securities she beneficially owns. Beneficial ownership includes (a) 31,783 Common Shares issuable upon exchange of Vested Shares, (b) 11,806 Common Shares issuable upon exchange of Tranche I Earnout Shares, (c) 11,806 Common Shares issuable upon exchange of Tranche II Earnout Shares, (d) 20,823 of Common Shares issuable upon exercise of NioCorp Assumed Warrants and (e) 18,621 NioCorp Assumed Warrants, in each case, held by Ms. Kellett. Ms. Kellett is a member of the Sponsor and was the Chief Financial Officer of GXII prior to the Closing and no longer holds that position. The address for Ms. Kellett is 36 Stillwater Avenue, Massapequa, NY 11758.
(9)	Arthur Baer has sole voting and investment power over the securities he holds. Beneficial ownership includes (a) 254,988 Common Shares issuable upon exchange of Vested Shares, (b) 94,705 Common Shares issuable upon exchange of Tranche I Earnout Shares, (c) 94,705 Common Shares issuable upon exchange of Tranche II Earnout Shares, (d) 181,747 of Common Shares issuable upon exercise of NioCorp Assumed Warrants and (e) 162,522 NioCorp Assumed Warrants, in each case, held by Mr. Baer. Mr. Baer is a member of the Sponsor and was an Officer and Vice President of GXII prior to the Closing and no longer holds those positions. The address for Mr. Baer is 30 W. 63rd Street, Apt. 3J New York, NY 10023. Mr. Baer also has sole voting and investment power over the securities Equity Trust Custodian FBO Arthur D. Baer ROTH IRA (the “Baer IRA”) beneficially owns. See footnote (10).
(10)	The Baer IRA is controlled by Arthur Baer. Mr. Baer has sole voting and investment power over the securities the Baer IRA beneficially owns. Beneficial ownership includes (a) 28,704 Common Shares issuable upon exchange of Vested Shares, (b) 10,660 Common Shares issuable upon exchange of Tranche I Earnout Shares, (c) 10,660 Common Shares issuable upon exchange of Tranche II Earnout Shares, (d) 33,403 Common Shares issuable upon exercise of NioCorp Assumed Warrants and (e) 29,870 NioCorp Assumed Warrants, in each case, held by the Baer IRA. The Baer IRA and Mr. Baer are members of the Sponsor, and Mr. Baer was an Officer and Vice President of GXII prior to the Closing and no longer holds those positions. The address for the Baer IRA is c/o Arthur Baer, 30 W. 63rd Street, Apt. 3J New York, NY 10023. Mr. Baer also has sole voting and investment power over the securities that he holds. See footnote (9).
(11)	AJA Partners LLC (“AJA Partners”) is controlled by Leon Wagner as manager. Mr. Wagner has sole voting and investment power over the securities AJA Partners beneficially owns. Beneficial ownership includes (a) 415,581 Common Shares issuable upon exchange of Vested Shares, (b) 154,352 Common Shares issuable upon exchange of Tranche I Earnout Shares, (c) 154,352 Common Shares issuable upon exchange of Tranche II Earnout Shares, (d) 483,585 Common Shares issuable upon exercise of NioCorp Assumed Warrants and (e) 432,432 NioCorp Assumed Warrants, in each case, held by AJA Partners. AJA Partners is a member of the Sponsor. The address for AJA Partners is PO Box 68, New Rochelle, NY 10804.
(12)	James Harpel has sole voting and investment power over the securities he beneficially owns. Beneficial ownership includes (a) 122,231 Common Shares issuable upon exchange of Vested Shares, (b) 45,398 Common Shares issuable upon exchange of Tranche I Earnout Shares, (c) 45,398 Common Shares issuable upon exchange of Tranche II Earnout Shares, (d) 120,896 of Common Shares issuable upon exercise of NioCorp Assumed Warrants and (e) 108,108 NioCorp Assumed Warrants, in each case, held by Mr. Harpel. Mr. Harpel is a member of the Sponsor and was a Director of GXII prior to the Closing and no longer holds that position. The address for Mr. Harpel is 1100 South Flagler Drive, Unit 1204, West Palm Beach, FL 33401.

(13)	HW 2015 Trust u/a 7/23/15, Elaine Weinberger, Trustee (the “HW 2015 Trust”) is controlled by Elaine Weinberger as the trustee. Mr. Weinberger has sole voting and investment power over the securities the HW 2015 Trust beneficially owns. Beneficial ownership includes (a) 226,127 Common Shares issuable upon exchange of Vested Shares, (b) 83,987 Common Shares issuable upon exchange of Tranche I Earnout Shares, (c) 83,987 Common Shares issuable upon exchange of Tranche II Earnout Shares, (d) 241,792 Common Shares issuable upon exercise of NioCorp Assumed Warrants and (e) 216,216 NioCorp Assumed Warrants, in each case, held by the HW 2015 Trust. Mr. Weinberger is a member of the Sponsor and was a Director of GXII prior to the Closing and no longer holds that position. The address for the HW 2015 is 591 Winthrop Road, Teaneck, NJ 07666.
(14)	Marc Mazur has sole voting and investment power over the securities he beneficially owns. Beneficial ownership includes (a) 44,310 Common Shares issuable upon exchange of Vested Shares, (b) 16,456 Common Shares issuable upon exchange of Tranche I Earnout Shares, (c) 16,456 Common Shares issuable upon exchange of Tranche II Earnout Shares, (d) 30,224 Common Shares issuable upon exercise of NioCorp Assumed Warrants and (e) 27,027 NioCorp Assumed Warrants, in each case, held by Mr. Mazur. Mr. Mazur is a member of the Sponsor and was a Director of GXII prior to the Closing and no longer holds that position. The address for Mr. Mazur is 40 Beach Tree Lave, Pelham Manor, NY 10803.
(15)	Corbin ERISA Opportunity Fund Ltd. (“Corbin ERISA”) is controlled by its sole general partner, Corbin Capital Partners Group, LLC (“Corbin Capital Partners”). Corbin Capital Partners is managed by its officers, Tracy McHale Stuart, Steven Carlino, Daniel Friedman and Craig C. Bergstrom. Ms. McHale Stuart and Messrs. Carlino, Friedman and Bergstrom share voting and investment power over the securities Corbin ERISA beneficially owns. Beneficial ownership includes (a) 260,229 Common Shares issuable upon exercise of NioCorp Assumed Warrants and (b) 232,703 NioCorp Assumed Warrants, in each case, held by Corbin ERISA. Ms. McHale Stuart and Messrs. Carlino, Friedman and Bergstrom disclaim beneficial ownership of the securities held by Corbin ERISA. Corbin ERISA is a member of the Sponsor. The address for Corbin ERISA is 590 Madison Avenue, 31st Floor, New York, NY 10022. Ms. McHale Stuart and Messrs. Carlino, Friedman and Bergstrom also share voting and investment power over the securities Corbin Opportunity Fund LP (“Corbin Opportunity”) beneficially owns. See footnote (16).
(16)	Corbin Opportunity is controlled by its sole general partner, Corbin Capital Partners. Corbin Capital Partners is managed by its officers, Tracy McHale Stuart, Steven Carlino, Daniel Friedman and Craig C. Bergstrom. Ms. McHale Stuart and Messrs. Carlino, Friedman and Bergstrom share voting and investment power over the securities Corbin Opportunity beneficially owns. Beneficial ownership includes (a) 114,246 Common Shares issuable upon exercise of NioCorp Assumed Warrants and (b) 102,162 NioCorp Assumed Warrants, in each case, held by Corbin Opportunity. Ms. McHale Stuart and Messrs. Carlino, Friedman and Bergstrom disclaim beneficial ownership of the securities held by Corbin Opportunity. Corbin Opportunity is a member of the Sponsor The address for Corbin Opportunity is 590 Madison Avenue, 31st Floor, New York, NY 10022. Ms. McHale Stuart and Messrs. Carlino, Friedman and Bergstrom also share voting and investment power over the securities Corbin ERISA beneficially owns. See footnote (15)
(17)	Atalaya Special Purpose Investment Fund II LP (“Atalaya”) is controlled by Ivan Zinn. Mr. Zinn has sole voting and investment power over the securities Atalaya beneficially owns. Beneficial ownership includes (a) 258,534 Common Shares issuable upon exercise of NioCorp Assumed Warrants and (b) 231,187 NioCorp Assumed Warrants, in each case, held by Atalaya. Atalaya is a member of the Sponsor. The address for Atalaya is c/o Drew Phillips One Rockefeller Plaza, 32nd Floor, New York, NY 10020. Mr. Zinn also controls ACM Alameda Special Purpose Investment Fund II LP (“Alameda”) and has sole voting and investment power over the securities Alameda beneficially owns. See footnote (18).
(18)	Alameda is controlled by Ivan Zinn. Mr. Zinn has sole voting and investment power over the securities Alameda beneficially owns. Beneficial ownership includes(a) 455,056 Common Shares issuable upon exercise of NioCorp Assumed Warrants and (b) 406,921 NioCorp Assumed Warrants, in each case, held by Alameda. Alameda is a member of the Sponsor. The address for Alameda is c/o Drew Phillips One Rockefeller Plaza, 32nd Floor, New York, NY 10020. Mr. Zinn also controls Atalaya and has sole voting and investment power over the securities Atalaya beneficially owns. See footnote (17).

(19)	Mark A. Smith has sole voting and investment power over the securities he beneficially owns. Beneficial ownership includes (a) 2,041,795 Common Shares that are issued and outstanding, (b) 50,000 Common Shares issuable upon exercise of options, exercisable at C$7.50 per Common Share, expiring December 14, 2023, (c) 65,000 Common Shares issuable upon exercise of options, exercisable at C$13.60 per Common Share, expiring December 17, 2024, and (d) 70,000 Common Shares issuable upon exercise of the options, exercisable at C$9.52 per Common Share, expiring March 27, 2026, in each case, held by Mr. Smith. Mr. Smith is offering pursuant to this prospectus 1,726,544 Common Shares that are issued and outstanding. Mr. Smith is the President, Chief Executive Officer and Chairman of the Board of Directors of NioCorp. The address for Mr. Smith is c/o NioCorp Developments Ltd., 7000 Yosemite Street, Suite 115, Centennial, CO 80112.
(20)	Neal S. Shah has sole voting and investment power over the securities he beneficially owns. Beneficial ownership includes (a) 55,000 Common Shares that are issued and outstanding, (b) 35,000 Common Shares issuable upon exercise of the options, exercisable at C$5.40 per Common Share, expiring November 15, 2023, (c) 25,000 Common Shares issuable upon exercise of options, exercisable at C$7.50 per Common Share, expiring December 14, 2023, (d) 30,000 Common Shares issuable upon exercise of options, exercisable at C$13.60 per Common Share, expiring December 17, 2024, and (e) 40,000 Common Shares issuable upon exercise of the options, exercisable at C$9.52 per Common Share, expiring March 27, 2026, in each case, held by Mr. Shah. Mr. Shah is offering pursuant to this prospectus 5,450 Common Shares that are issued and outstanding. Mr. Shah is the Chief Financial Officer of NioCorp. The address for Mr. Shah is c/o NioCorp Developments Ltd., 7000 Yosemite Street, Suite 115, Centennial, CO 80112.
(21)	Scott Honan has sole voting and investment power over the securities he beneficially owns. Beneficial ownership includes (a) 54,452 Common Shares that are issued and outstanding, (b) 35,000 Common Shares issuable upon exercise of options, exercisable at C$5.40 per Common Share, expiring November 15, 2023, (c) 25,000 Common Shares issuable upon exercise of options, exercisable at C$7.50 per Common Share, expiring December 14, 2023, (d) 30,000 Common Shares issuable upon exercise of options, exercisable at C$13.60 per Common Share, expiring December 17, 2024, and (e) 40,000 Common Shares issuable upon exercise of options, exercisable at C$9.52 per Common Share, expiring March 27, 2026, in each case, held by Mr. Honan. Mr. Honan is offering pursuant to this prospectus 13,000 Common Shares that are issued and outstanding. Mr. Honan is the Chief Operations Officer NioCorp. The address for Mr. Honan is c/o NioCorp Developments Ltd., 7000 Yosemite Street, Suite 115, Centennial, CO 80112.

Description of Capital Stock

Common Shares

The authorized capital of the Company consists of an unlimited number of Common Shares, without par value. The holders of Common Shares are entitled to receive notice of and attend all meetings of shareholders, with each Common Share held entitling the holder to one vote on any resolution to be passed at such shareholder meetings. The holders of Common Shares are entitled to dividends if, as and when declared by the Company’s Board of Directors. The Common Shares are entitled, upon liquidation, dissolution, or winding up of the Company, to receive the remaining assets of the Company available for distribution to shareholders. There are no pre-emptive, conversion, or redemption rights attached to the Common Shares.

Exchange Controls

There are no governmental laws, decrees, or regulations in Canada that restrict the export or import of capital, including foreign exchange controls, or that affect the remittance of dividends, interest or other payments to non-resident holders of the securities of the Company, other than as discussed below and Canadian withholding tax. See “Certain Canadian Federal Income Tax Considerations for U.S. Residents” below.

Competition Act

Limitations on the ability to acquire and hold Common Shares may be imposed by the Competition Act (Canada). This legislation permits the Commissioner of Competition of Canada (the “Commissioner”) to review any acquisition of a significant interest in the Company. This legislation grants the Commissioner jurisdiction to challenge such an acquisition before the Canadian Competition Tribunal if the Commissioner believes that it would, or would be likely to, result in a substantial lessening or prevention of competition in any market in Canada.

Investment Canada Act

The Investment Canada Act subjects an acquisition of control of a company by a non-Canadian to government review if the enterprise value of such company, as calculated pursuant to the legislation, exceeds a threshold amount. A reviewable acquisition may not proceed unless the relevant minister is satisfied that the investment is likely to result in a net benefit to Canada. Under the national-security-review regime in the Investment Canada Act, review on a discretionary basis may also be undertaken by the federal government in respect of a broad range of investments by a non-Canadian. No financial threshold applies to a national security review. The relevant test is whether such investment by a non-Canadian could be “injurious to national security.”

Warrants

From time to time, the Company has outstanding Common Share purchase warrants, with each Common Share purchase warrant exercisable for one Common Share. The exercise price per Common Share and the number of Common Shares issuable upon exercise of Common Share purchase warrants is subject to adjustment upon the occurrence of certain events, including, but not limited to, the following:

●	the subdivision or re-division of the outstanding Common Shares into a greater number of Common Shares;
●	the reduction, combination or consolidation of the outstanding Common Shares into a lesser number of Common Shares;
●	the issuance of Common Shares or securities exchangeable for, or convertible into, Common Shares to all or substantially all of the holders of Common Shares by way of stock dividend or other distribution (other than a distribution of Common Shares upon the exercise of Common Share purchase warrants or any outstanding options);
●	the reorganization of the Company or the consolidation or merger or amalgamation of the Company with or into another body corporate; and

●	a reclassification or other similar change to the outstanding Common Shares.

The Company will issue the Common Shares issuable upon exercise of Common Share purchase warrants within five business days following its receipt of notice of exercise and payment of the exercise price, subject to surrender of the Common Share purchase warrants. Prior to the exercise of any Common Share purchase warrants, holders of the Common Share purchase warrants will not have any of the rights of holders of the Common Shares issuable upon exercise, including the right to vote or to receive any payments of dividends on the Common Shares issuable upon exercise.

NioCorp Assumed Warrants

In connection with the Closing, pursuant to the Business Combination Agreement, the Company assumed the GXII Warrant Agreement and each GXII Warrant thereunder that was issued and outstanding immediately prior to the Closing Date was converted into one NioCorp Assumed Warrant pursuant to the NioCorp Assumed Warrant Agreement. In connection with the Closing, NioCorp issued (a) 9,999,959 public NioCorp Assumed Warrants in respect of the GXII Warrants that were publicly traded prior to the Closing and (b) 5,666,667 NioCorp Assumed Warrants to the Sponsor in respect of the GXII Warrants that it held prior to the Closing, which NioCorp Assumed Warrants were subsequently distributed by the Sponsor to its members in connection with the Closing.

Both the public NioCorp Assumed Warrants and the NioCorp Assumed Warrants issued to the Sponsor are subject to the terms of the NioCorp Assumed Warrant Agreement and are identical, with certain exceptions applicable to the NioCorp Assumed Warrants issued to the Sponsor for so long as such NioCorp Assumed Warrants are held by the Sponsor, its members, or their respective affiliates and other permitted transferees. In accordance with the NioCorp Assumed Warrant Agreement, any NioCorp Assumed Warrants issued to the Sponsor that are held by someone other than the Sponsor, its members, or their respective affiliates and other permitted transferees, are treated as public NioCorp Assumed Warrants.

Each NioCorp Assumed Warrant is exercisable on and after the 30th day following the Closing Date until its expiration for 1.11829212 Common Shares at a price of $11.50 per 1.11829212 Common Shares (subject to adjustments for stock splits, stock dividends, reorganizations, recapitalizations and the like). Under the terms of NioCorp Assumed Warrant Agreement, for so long as the NioCorp Assumed Warrants issued to the Sponsor are held by the Sponsor, its members, or their respective affiliates and other permitted transferees, such holders have the right to elect to exercise those NioCorp Assumed Warrants on a cashless basis. For such NioCorp Assumed Warrants exercised on a cashless basis after the Closing, the holder will be entitled to pay the exercise price for those NioCorp Assumed Warrants by surrendering all or portion of the cash and/or Common Shares (valued at their fair market value) into which those NioCorp Assumed Warrants are exercisable as shall be elected by the holder. For this purpose, Common Shares so surrendered will be deemed to have a “fair market value” equal to the average reported last sale price of the Common Shares for the 10 trading days ending on the third trading day prior to the date of exercise of the applicable NioCorp Assumed Warrants.

The NioCorp Assumed Warrants will expire five years after the Closing Date, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Common Shares pursuant to the exercise of a NioCorp Assumed Warrant and will have no obligation to settle such exercise unless a registration statement under the Securities Act with respect to the Common Shares underlying the NioCorp Assumed Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations described below with respect to registration. No NioCorp Assumed Warrant will be exercisable and the Company will not be obligated to issue Common Shares upon exercise of a NioCorp Assumed Warrant unless Common Shares issuable upon such exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the NioCorp Assumed Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a NioCorp Assumed Warrant, the holder of such NioCorp Assumed Warrant will not be entitled to exercise such NioCorp Assumed Warrant and such NioCorp Assumed Warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any NioCorp Assumed Warrant.

The NioCorp Assumed Warrants, and the underlying Common Shares issuable upon the exercise thereof, were registered under the Securities Act pursuant to the Company’s registration statement on Form S-4, originally filed on November 7, 2022, as subsequently amended, which was declared effective by the SEC on February 8, 2023. The ongoing offering of the Common Shares underlying the NioCorp Assumed Warrants is being registered pursuant to the Company’s registration statement on Form S-3, which was filed concurrently with the registration statement of which this prospectus is a part on April 14, 2023.

The Company will have the right to call the public NioCorp Assumed Warrants for redemption at any time following the Closing Date:

●	in whole and not in part;
●	at a price of $0.01 per NioCorp Assumed Warrant;
●	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each public NioCorp Assumed Warrant holder;
●	if, and only if, the reported last sale price of the Common Shares equals or exceeds approximately $16.10 per share (subject to certain adjustments) for any 20 trading days within a 30-trading day period commencing once the NioCorp Assumed Warrants become exercisable and ending three business days before the Company sends the notice of redemption to the public NioCorp Assumed Warrant holders; and
●	if there is an effective registration statement covering the Common Shares issuable upon exercise of the NioCorp Assumed Warrants, and a current prospectus relating thereto, available throughout the 30-day redemption period.

The NioCorp Assumed Warrants issued to the Sponsor are not redeemable by the Company for so long as such NioCorp Assumed Warrants are held by the Sponsor, its members, or their respective affiliates or other permitted transferees. In addition, the Company may not exercise its redemption right if the issuance of Common Shares upon exercise of the NioCorp Assumed Warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

If the Company calls the public NioCorp Assumed Warrants for redemption as described above, the Company will have the option to require any holder that wishes to exercise its public NioCorp Assumed Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their public NioCorp Assumed Warrants on a “cashless basis,” the Company will consider, among other factors, its cash position, the number of NioCorp Assumed Warrants that are outstanding and the dilutive effect on the Company’s shareholders of issuing the maximum number of Common Shares issuable upon the exercise of the NioCorp Assumed Warrants. If the Company takes advantage of this option, all holders of public NioCorp Assumed Warrants would pay the exercise price by surrendering their NioCorp Assumed Warrants for that number of Common Shares equal to the quotient obtained by dividing (x) the product of the number of Common Shares underlying the public NioCorp Assumed Warrants, multiplied by the difference between the exercise price of the NioCorp Assumed Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Common Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of public NioCorp Assumed Warrants. If the Company takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Common Shares to be received upon exercise of the NioCorp Assumed Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of Common Shares to be issued and thereby lessen the dilutive effect of a redemption of the public NioCorp Assumed Warrants. If the Company calls the public NioCorp Assumed Warrants for redemption and does not take advantage of this option, the Sponsor, its members, and their respective affiliates and other permitted transferees would still be entitled to exercise their NioCorp Assumed Warrants for cash or on a cashless basis using the same formula described above that other NioCorp Assumed Warrant holders would have been required to use had all NioCorp Assumed Warrant holders been required to exercise their NioCorp Assumed Warrants on a cashless basis, as described in more detail below.

A holder of a NioCorp Assumed Warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such NioCorp Assumed Warrant, to the extent that after giving effect to such exercise, such holder (together with such holder’s affiliates), to the NioCorp Assumed Warrant Agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the Common Shares outstanding immediately after giving effect to such exercise.

The NioCorp Assumed Warrants have certain anti-dilution and adjustments rights upon certain events.

The NioCorp Assumed Warrants may be exercised upon surrender of the certificate representing such NioCorp Assumed Warrants on or prior to the expiration date at the offices of the NioCorp Assumed Warrant Agent, with the exercise form on the reverse side of such certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to the order of the NioCorp Assumed Warrant Agent or by wire transfer, for the number of NioCorp Assumed Warrants being exercised. The NioCorp Assumed Warrant holders will not have the rights or privileges of holders of Common Shares or any attendant voting rights until they exercise their NioCorp Assumed Warrants and receive Common Shares. After the issuance of Common Shares upon exercise of the NioCorp Assumed Warrants, each holder will be entitled to one (1) vote for each Common Share held of record on all matters to be voted on by NioCorp shareholders.

If, upon exercise of the NioCorp Assumed Warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number of Common Shares to be issued to the NioCorp Assumed Warrant holder.

The NioCorp Assumed Warrants were issued in registered form under the NioCorp Assumed Warrant Agreement. The NioCorp Assumed Warrant Agreement may be amended by the parties thereto without the consent of any registered holder (i) for the purpose of curing any ambiguity, or curing, correcting or supplementing any mistake, or adding or changing any other provisions with respect to matters or questions arising under NioCorp Assumed Warrant Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the registered holders of the NioCorp Assumed Warrants, and (ii) to provide for the delivery of such kind and amount of Common Shares or other securities or property (including cash) receivable upon a reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of NioCorp Assumed Warrants would have received if such holder had exercised his, her or its NioCorp Assumed Warrants immediately prior to such event. All other modifications or amendments, including any amendment to increase the warrant price or shorten the exercise period, shall require the vote or written consent of the registered holders of a majority of the then outstanding public NioCorp Assumed Warrants. Any amendment solely to the NioCorp Assumed Warrants issued to the Sponsor and that are held by the Sponsor, its members, or their respective affiliates or other permitted transferees, shall require the vote or written consent of a majority of the holders of the then outstanding NioCorp Assumed Warrants issued to the Sponsor.

Convertible Debentures

On January 26, 2023, NioCorp entered into the Yorkville Convertible Debt Financing Agreement with YA. Pursuant to the Yorkville Convertible Debt Financing Agreement, YA advanced a total amount of $15,360,000 to NioCorp in consideration of the issuance by NioCorp to YA of $16,000,000 aggregate principal amount of Convertible Debentures at the time of Closing (the “Debenture Closing”).

Each Convertible Debenture issued under the Yorkville Convertible Debt Financing Agreement is an unsecured obligation of NioCorp, has an 18-month term from the Debenture Closing, which may be extended for one six-month period in certain circumstances at the option of NioCorp, and incurs a simple interest rate obligation of 5.0% per annum (which will increase to 15.0% per annum upon the occurrence of an event of default). The outstanding principal amount of, accrued and unpaid interest, if any, on, and premium, if any, on the Convertible Debentures must be paid by NioCorp in cash when the same becomes due and payable under the terms of the Convertible Debentures at their stated maturity, upon their redemption or otherwise.

Subject to certain limitations contained within the Yorkville Convertible Debt Financing Agreement and the Convertible Debentures, including those as described below, holders of the Convertible Debentures will be entitled to convert the principal amount of, and accrued and unpaid interest, if any, on each Convertible Debenture, in whole or in part, from time to time over their term, into a number of Common Shares equal to the quotient of the principal amount and accrued and unpaid interest, if any, being converted divided by the Conversion Price. The “Conversion Price” means, as of any Conversion Date (as defined below) or other date of determination, the greater of (i) 90% of the average of the daily U.S. dollar volume-weighted average price of the Common Shares on the principal U.S. market for the Common Shares as reported by Bloomberg Financial Markets during the five consecutive trading days immediately preceding the date on which the holder exercises its conversion right in accordance with the requirements of the Yorkville Convertible Debt Financing Agreement (the “Conversion Date”) or other date of determination, but not lower than the Floor Price (as defined below), and (ii) the five-day volume-weighted average price of the Common Shares on the TSX (or on the principal U.S. market if the majority of the trading volume and value of the Common Shares occurred on Nasdaq during the relevant period) for the five consecutive trading days immediately prior to the Conversion Date or other date of determination less the maximum applicable discount allowed by the TSX. The “Floor Price” means a price of $2.1435 per share, which is equal to the lesser of (a) 30% of the average of the daily volume-weighted average price of the Common Shares on the principal U.S. market for the Common Shares as reported by Bloomberg Financial Markets during the five consecutive trading days immediately preceding the Debenture Closing and (b) 30% of the average of the volume-weighted average price of the Common Shares on the principal U.S. market for the Common Shares as reported by Bloomberg Financial Markets during the five consecutive trading days immediately following the Debenture Closing, subject to certain adjustments to give effect to any stock dividend, stock split, reverse stock split, recapitalization or similar event.

The terms of the Convertible Debentures restrict the number of Convertible Debentures that may be converted during each calendar month by YA at a Conversion Price below a fixed price equal to the quotient of (i) $10.00 divided by (ii) 1.11829212 (being the number of Common Shares that were exchanged for each share of GXII at the Closing, after giving effect to the Reverse Stock Split), subject to adjustment to give effect to any stock dividend, stock split, reverse stock split, recapitalization or similar event. The Convertible Debentures are subject to customary anti-dilution adjustments.

The terms of the Convertible Debentures restrict the conversion of Convertible Debentures by YA if such a conversion would cause YA to exceed certain beneficial ownership thresholds in NioCorp or such a conversion would cause the aggregate number of Common Shares issued pursuant to the Yorkville Convertible Debt Financing Agreement to exceed the thresholds for issuance of Common Shares under the rules of the TSX and Nasdaq, unless prior shareholder approval is obtained.

Financing Warrants

In conjunction with the Debenture Closing, NioCorp issued to YA Financing Warrants to purchase 1,789,267 Common Shares, which is equal to the quotient of the principal amount of Convertible Debentures issued in such Debenture Closing divided by the “Exercise Price,” which is equal to approximately $8.9422 (i.e., the quotient of $10.00 divided by 1.11829212 (being the number of Common Shares that were exchanged for each share of GXII at the Closing, after giving effect to the Reverse Stock Split)), in each case, subject to adjustment to give effect to any stock dividend, stock split, reverse stock split, recapitalization or similar event.

The Financing Warrants are exercisable, in whole or in part, but not in increments of less than $50,000 aggregate Exercise Price (unless the remaining aggregate Exercise Price is less than $50,000), beginning on the earlier of (a) six months following the issuance of the applicable Financing Warrants or (b) the effective date of the initial registration statement registering under the Securities Act the resale of the Common Shares issuable upon conversion of the Convertible Debentures and upon exercise of the Financing Warrants (the “Convertible Debt Financing Registration Statement”) and may be exercised at any time prior to their expiration. Holders of the Financing Warrants may exercise their Financing Warrants, at their election, by paying the Exercise Price in cash or, if at any time there is no effective registration statement registering, or no current prospectus available for, the resale of the underlying Common Shares, on a cashless exercise basis. On each of the first 12 monthly anniversaries of the later of (a) the date that is six months following the issuance of the applicable Financing Warrants and (b) the effective date of the initial Convertible Debt Financing Registration Statement, 1/12th of the Financing Warrants will expire.

The Financing Warrants have customary anti-dilution adjustments to be determined in accordance with the requirements of the applicable stock exchanges, including the TSX.

The terms of the Financing Warrants restrict the exercise of Financing Warrants by YA if such an exercise would cause YA to exceed certain beneficial ownership thresholds in NioCorp or such an exercise would cause the aggregate number of Common Shares issued pursuant to the Yorkville Convertible Debt Financing Agreement to exceed the thresholds for issuance of Common Shares under the rules of the TSX and Nasdaq, unless prior shareholder approval is obtained.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain U.S. federal income tax considerations applicable to a U.S. Holder (as defined below) arising from and relating to (i) the acquisition, ownership, and disposition of Common Shares, including Common Shares acquired upon exercise of a NioCorp Assumed Warrant and (ii) the exercise, disposition, and lapse of NioCorp Assumed Warrants. This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. Holder of such securities. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder, including, without limitation, specific tax consequences to a U.S. Holder under an applicable income tax treaty. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder. This summary does not address any tax consequences to U.S. Holders arising from the U.S. federal alternative minimum tax or the Medicare tax on investment income, U.S. federal estate, gift and other non-income taxes, U.S. state and local taxes, or any non-U.S. tax. In addition, except as specifically set forth below, this summary does not discuss applicable tax reporting requirements. Each prospective U.S. Holder should consult its own tax advisors regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax considerations relevant to the Common Shares and NioCorp Assumed Warrants.

No legal opinion from U.S. legal counsel or ruling from the IRS has been requested, or will be obtained, regarding the U.S. federal income tax considerations relevant to the Common Shares and NioCorp Assumed Warrants.. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the conclusions described in this summary.

Scope of this Summary

Authorities

This summary is based on the Code, Treasury Regulations (whether final, temporary, or proposed), published rulings and administrative positions of the IRS, the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the “Canada-U.S. Tax Convention”), and U.S. court decisions that are applicable, and, in each case, as in effect and available, as of the date of this document. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied retroactively. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation.

U.S. Holders

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of Common Shares or NioCorp Assumed Warrants that is for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;
●	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;
●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or
●	a trust that (1) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax considerations applicable to U.S. Holders that are subject to special provisions under the Code, including, but not limited to, U.S. Holders that: (a) are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies; (c) are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (d) have a “functional currency” other than the U.S. dollar; (e) own Common Shares or NioCorp Assumed Warrants as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (f) acquire Common Shares or NioCorp Assumed Warrants in connection with the exercise of employee stock options or otherwise as compensation for services; (g) hold Common Shares or NioCorp Assumed Warrants other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes); or (h) own, have owned or will own (directly, indirectly, or by attribution) 10% or more of the total combined voting power of the outstanding shares of the Company. This summary also does not address the U.S. federal income tax considerations applicable to U.S. Holders who are: (a) U.S. expatriates or former long-term residents of the U.S.; (b) persons that have been, are, or will be a resident or deemed to be a resident in Canada for purposes of the Income Tax Act (Canada) (the “Tax Act”); (c) persons that use or hold, will use or hold, or that are or will be deemed to use or hold Common Shares NioCorp Assumed Warrants in connection with carrying on a business in Canada; (d) persons whose Common Shares NioCorp Assumed Warrants constitute “taxable Canadian property” under the Tax Act; or (e) persons that have a permanent establishment in Canada for the purposes of the Canada-U.S. Tax Convention. U.S. Holders that are subject to special provisions under the Code, including, but not limited to, U.S. Holders described immediately above, should consult their own tax advisors regarding the tax considerations relevant to the Common Shares and NioCorp Assumed Warrants.

If an entity or arrangement that is classified as a partnership (or other “pass-through” entity) for U.S. federal income tax purposes holds Common Shares or NioCorp Assumed Warrants, the U.S. federal income tax consequences to such entity or arrangement and the partners (or other owners or participants) of such entity or arrangement generally will depend on the activities of the entity or arrangement and the status of such partners (or owners or participants). This summary does not address the tax consequences to any such partner (or owner or participants). Partners (or other owners or participants) of entities or arrangements that are classified as partnerships or as “pass-through” entities for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax considerations relevant to the Common Shares and NioCorp Assumed Warrants.

General Rules Applicable to the Exercise and Disposition of NioCorp Assumed Warrants

Exercise or Lapse of NioCorp Assumed Warrants

Except as discussed below with respect to the cashless exercise of a NioCorp Assumed Warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of a Common Share on the exercise of a NioCorp Assumed Warrant for cash. A U.S. Holder’s tax basis in a Common Share received upon exercise of the NioCorp Assumed Warrant should be an amount equal to the sum of the U.S. Holder’s tax basis in the NioCorp Assumed Warrant exercised therefor and the exercise price. The U.S. Holder’s holding period for a Common Share received upon exercise of the NioCorp Assumed Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the NioCorp Assumed Warrant and will not include the period during which the U.S. Holder held the NioCorp Assumed Warrant. If a NioCorp Assumed Warrant is allowed to lapse unexercised, a U.S. Holder that has otherwise received no proceeds with respect to such NioCorp Assumed Warrant generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the NioCorp Assumed Warrant. Deductions for capital losses are subject to significant limitations under the Code.

Under the terms of the NioCorp Assumed Warrant Agreement, a U.S. Holder may be permitted to undertake a cashless exercise of a NioCorp Assumed Warrant into Common Shares. The U.S. federal income tax treatment of a cashless exercise of NioCorp Assumed Warrants into Common Shares is unclear, and the tax consequences of a cashless exercise could differ from the consequences upon the exercise of a NioCorp Assumed Warrant described in the preceding paragraph. U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of a cashless exercise of NioCorp Assumed Warrants, including whether taxable gain or loss is recognized in connection with such a cashless exercise.

Dispositions of NioCorp Assumed Warrants

Subject to the PFIC rules discussed below, a U.S. Holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of NioCorp Assumed Warrants in an amount equal to the difference between (i) the U.S. dollar value of cash received plus the fair market value of any property received and (ii) such U.S. Holder’s adjusted tax basis in such NioCorp Assumed Warrants. Any gain or loss recognized by a U.S. Holder on a taxable disposition of NioCorp Assumed Warrants generally will be capital gain or loss. A U.S. Holder’s tax basis in NioCorp Assumed Warrants generally will be determined initially by the holder’s U.S. dollar cost for the NioCorp Assumed Warrants (subject to any adjustments provided under the PFIC rules, described below). Subject again to the PFIC rules, gain or loss recognized on such sale or other disposition generally will be long-term capital gain or loss if, at the time of the sale or other disposition, the NioCorp Assumed Warrants have been held for more than one year. Any gain or loss will generally be U.S. source for U.S. foreign tax credit purposes.

Preferential tax rates currently apply to long-term capital gain of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gain of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code. If the Company is determined to be a PFIC, any gain realized on the NioCorp Assumed Warrants could be ordinary income under the rules discussed below.

Certain Adjustments to the NioCorp Assumed Warrants

The terms of each NioCorp Assumed Warrant provide for an adjustment to the number of Common Shares for which the NioCorp Assumed Warrant may be exercised or to the exercise price of the NioCorp Assumed Warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. Holder of a NioCorp Assumed Warrant would, however, be treated as receiving a constructive distribution from NioCorp if, for example, the adjustment increases the holder’s proportionate interest in NioCorp’s assets or earnings and profits (for instance, through an increase in the number of Common Shares that would be obtained upon exercise of such warrant) as a result of a distribution of cash or other property such as other securities to the holders of the Common Shares which is taxable to the U.S. Holders of such shares as described under “General Rules Applicable to the Ownership and Disposition of Common Shares—Distributions on Common Shares” below. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holder of such NioCorp Assumed Warrant received a cash distribution from NioCorp equal to the fair market value of such increased interest.

General Rules Applicable to the Ownership and Disposition of Common Shares

Distributions on Common Shares

A U.S. Holder that receives a distribution, including a constructive distribution, with respect to a Common Share will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of the current and accumulated “earnings and profits” of the Company, as computed for U.S. federal income tax purposes. To the extent that a distribution exceeds the current and accumulated “earnings and profits” of the Company, such distribution will be treated, first, as a tax-free return of capital to the extent of a U.S. Holder’s tax basis in the Common Shares and thereafter as gain from the sale or exchange of such Common Shares. However, the Company may not maintain the calculations of its earnings and profits in accordance with U.S. federal income tax principles, and U.S. Holders may have to assume that any distribution by the Company with respect to the Common Shares will constitute ordinary dividend income. Dividends received on Common Shares by a corporate U.S. Holder (other than certain 10% corporate shareholders) generally will not be eligible for a “dividends received deduction.” Provided that (1) the Company is eligible for the benefits of the Canada-U.S. Tax Convention or (2) the Common Shares are readily tradable on a United States securities market (and certain holding period and other conditions are satisfied), dividends paid by the Company to non-corporate U.S. Holders , including individuals, will be eligible for the preferential tax rates applicable to long-term capital gains for dividends unless the Company is classified as a PFIC in the tax year of distribution or in the preceding tax year. See “—Passive Foreign Investment Company Rules—Risk of PFIC Status for the Company” below. The dividend rules are complex, and each U.S. Holder should consult its own tax advisors regarding the application of such rules.

Sales or Other Taxable Dispositions of Common Shares

Upon the sale or other taxable disposition of Common Shares, subject to the potential application of the PFIC rules as described below, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between (i) the U.S. dollar value of cash received plus the fair market value of any property received and (ii) such U.S. Holder’s adjusted tax basis in such Common Shares sold or otherwise disposed of. A U.S. Holder’s tax basis in Common Shares generally will be determined initially by the holder’s U.S. dollar cost for the Common Shares (subject to any adjustments provided under the PFIC rules, described below). Subject again to the PFIC rules, gain or loss recognized on such sale or other disposition generally will be long-term capital gain or loss if, at the time of the sale or other disposition, the Common Shares have been held for more than one year. Any gain or loss will generally be U.S. source for U.S. foreign tax credit purposes.

Preferential tax rates currently apply to long-term capital gain of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gain of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code. If the Company is determined to be a PFIC, any gain realized on the Common Shares could be ordinary income under the rules discussed below.

Passive Foreign Investment Company Rules

Risk of PFIC Status for the Company

If the Company were to constitute a PFIC under the meaning of Section 1297 of the Code for any taxable year during a U.S. Holder’s holding period, then certain potentially adverse U.S. federal income tax rules may apply to a U.S. Holder of Common Shares or NioCorp Assumed Warrants. While this summary cannot describe all of the potentially adverse consequences that would result if the Company were treated as a PFIC for a relevant taxable year, certain material consequences and related considerations are described below.

The Company believes that it was classified as a PFIC during the tax years ended June 30, 2022 and 2021, and, based on the current composition of its income and assets, as well as current business plans and financial expectations, may meet the PFIC qualification tests for its current tax year or in future tax years. No opinion of legal counsel or ruling from the IRS concerning the PFIC status of the Company or any Subsidiary has been obtained or is currently planned to be requested. The determination of whether any corporation was, or will be, a PFIC for a tax year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. In addition, whether any corporation will be a PFIC for any tax year depends on the assets and income of such corporation over the course of each such tax year and, as a result, cannot be predicted with certainty as of the date of this document. In addition, even if the Company concluded that it or any Subsidiary did not qualify as a PFIC, the IRS could challenge any determination made by the Company (or any subsidiary of the Company) concerning its PFIC status in any taxable year, and a court could sustain such challenge. Accordingly, there can be no assurance that the Company or any Subsidiary will not be treated as a PFIC for any taxable year. Each U.S. Holder should consult its own tax advisors regarding the PFIC status of the Company and each subsidiary of the Company.

In any taxable year in which the Company is classified as a PFIC, a U.S. Holder will be required to file an annual report with the IRS containing such information as Treasury Regulations and/or other IRS guidance may require. IRS Form 8621 is currently used for such filings. In addition to penalties, a failure to satisfy such reporting requirements may result in an extension of the time period during which the IRS can assess a tax. U.S. Holders should consult their own tax advisors regarding the requirements of filing such information returns under these rules, including the requirement to file an IRS Form 8621 annually.

The Company generally would be a PFIC for a taxable year if, for such year, (a) 75% or more of the gross income of the Company is passive income (the “PFIC income test”) or (b) 50% or more of the value of the Company’s assets either produce passive income or are held for the production of passive income, based on the quarterly average of the fair market value of such assets (the “PFIC asset test”). “Gross income” generally includes all sales revenues less the cost of goods sold, plus income from investments and from incidental or outside operations or sources, and “passive income” generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions.

Active business gains arising from the sale of commodities generally are excluded from passive income if substantially all of a foreign corporation’s business is as an active producer, processor, merchant or handler of commodities, and certain other requirements are satisfied.

For purposes of the PFIC income test and PFIC asset test described above, if the Company owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, the Company will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation. In addition, for purposes of the PFIC income test and PFIC asset test described above, and assuming certain other requirements are met, “passive income” does not include certain interest, dividends, rents, or royalties that are received or accrued by the Company from certain “related persons” (as defined in Section 954(d)(3) of the Code) also organized in Canada, to the extent such items are properly allocable to the income of such related person that is neither passive income nor income connected with a U.S. trade or business.

Under certain attribution rules, if the Company is a PFIC, U.S. Holders will generally be deemed to own their proportionate share of the Company’s direct or indirect equity interest in any company that is also a PFIC (a “Subsidiary PFIC”), and will generally be subject to U.S. federal income tax on their proportionate share of (a) any “excess distributions,” as described below, on the stock of a Subsidiary PFIC and (b) a disposition or deemed disposition of the stock of a Subsidiary PFIC by the Company or another Subsidiary PFIC, both as if such U.S. Holders directly held the shares of such Subsidiary PFIC. In addition, U.S. Holders may be subject to U.S. federal income tax on any indirect gain realized on the stock of a Subsidiary PFIC on the indirect sale or disposition thereof. Accordingly, U.S. Holders should be aware that they could be subject to tax under the PFIC rules even if no distributions are received on the Common Shares and no redemptions or other dispositions of Common Shares or NioCorp Assumed Warrants are made.

Default PFIC Rules

If the Company is a PFIC for any tax year during which a U.S. Holder owns Common Shares or NioCorp Assumed Warrants, the U.S. federal income tax consequences to such U.S. Holder will depend on whether and when such U.S. Holder makes an election to treat the Company and each Subsidiary PFIC, if any, as a “qualified electing fund” (“QEF”) under Section 1295 of the Code (a “QEF Election”) or makes a mark-to-market election under Section 1296 of the Code (a “Mark-to-Market Election”). A U.S. Holder that does not make either a QEF Election or a Mark-to-Market Election will be referred to in this summary as a “Non-Electing U.S. Holder.”

A Non-Electing U.S. Holder will be subject to the rules of Section 1291 of the Code (described below) with respect to (a) any gain recognized on the sale or other taxable disposition of Common Shares or NioCorp Assumed Warrants and (b) any “excess distribution” received on the Common Shares. A distribution generally will be an “excess distribution” to the extent that such distribution (together with all other distributions received in the current tax year) exceeds 125% of the average distributions received during the three preceding tax years (or during a U.S. Holder’s holding period for the Common Shares, if shorter).

If the Company is a PFIC, under Section 1291 of the Code, any gain recognized on the sale or other taxable disposition of Common Shares or NioCorp Assumed Warrants (including an indirect disposition of the stock of any Subsidiary PFIC), and any “excess distribution” received on Common Shares or deemed received with respect to the stock of a Subsidiary PFIC, must be ratably allocated to each day in a Non-Electing U.S. Holder’s holding period for the respective Common Shares or NioCorp Assumed Warrants, as applicable. The amount of any such gain or excess distribution allocated to the tax year of disposition or distribution of the excess distribution, or allocated to years before the entity became a PFIC, if any, would be taxed as ordinary income at the rates applicable for such year (and not eligible for certain preferred rates). The amounts allocated to any other tax year would be subject to U.S. federal income tax at the highest tax rate applicable to ordinary income in each such year. In addition, an interest charge would be imposed on the tax liability for each such year, calculated as if such tax liability had been due in each such year. A Non-Electing U.S. Holder that is not a corporation must treat any such interest paid as “personal interest,” which is not deductible.

If the Company is a PFIC for any tax year during which a Non-Electing U.S. Holder holds Common Shares, the Company will continue to be treated as a PFIC with respect to such Non-Electing U.S. Holder, regardless of whether the Company ceases to be a PFIC in one or more subsequent tax years. A Non-Electing U.S. Holder may terminate this deemed PFIC status by making a “purging” election to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above), but not loss, as if such Common Shares were sold on the last day of the last tax year for which the Company was a PFIC.

In addition to the rules described above applying to “excess distributions” and certain other dispositions of Common Shares or NioCorp Assumed Warrants, certain other adverse U.S. federal income tax rules may apply with respect to a U.S. Holder if the Company is a PFIC, including in some cases even if the U.S. Holder makes a QEF Election (as described below). Each U.S. Holder should consult its own tax advisors regarding the full tax consequences of potential PFIC status for the Company and each subsidiary of the Company.

Under proposed Treasury Regulations, if a U.S. Holder has an option, warrant or other right to acquire stock of a PFIC (such as a NioCorp Assumed Warrant), such option, warrant or right is generally considered to be PFIC stock subject to the default rules of Section 1291 of the Code. This rule could adversely affect the availability of the QEF Election and Mark-to-Market Election with respect to Common Shares acquired on exercise of NioCorp Assumed Warrants. (See discussion under “QEF Election” and “Market-to-Market Election” below.) It is not entirely clear how various aspects of the PFIC rules would apply to the NioCorp Assumed Warrants, and U.S. Holders should consult their own tax advisors regarding the application of the PFIC rules to NioCorp Assumed Warrants and Common Shares acquired upon exercise of NioCorp Assumed Warrants.

QEF Election

If the Company is a PFIC, a U.S. Holder of Common Shares that makes a timely and effective QEF Election for the tax year in which the holding period of its Common Shares begins generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to such Common Shares. A U.S. Holder that makes such a QEF Election will be subject to U.S. federal income tax on such U.S. Holder’s pro rata share (based on its ownership of Common Shares) of (a) the net capital gain of the Company, which will be taxed as long-term capital gain to such U.S. Holder, and (b) the ordinary earnings of the Company, which will be taxed as ordinary income to such U.S. Holder. Generally, “net capital gain” is the excess of (a) net long-term capital gain over (b) net short-term capital loss, and “ordinary earnings” are the excess of (a) “earnings and profits” over (b) net capital gain. A U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such amounts for each tax year in which the Company is a PFIC, regardless of whether such amounts are actually distributed to such U.S. Holder by the Company. However, for any tax year in which the Company is a PFIC and has no net income or gain, U.S. Holders that have made a QEF Election would not have any income inclusions as a result of the QEF Election. If a U.S. Holder that made a QEF Election has an income inclusion, such a U.S. Holder may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge. If such U.S. Holder is not a corporation, any such interest paid will be treated as “personal interest,” which is not deductible.

A U.S. Holder that makes a timely and effective QEF Election with respect to the Company generally (a) may receive a tax-free distribution from the Company to the extent that such distribution represents “earnings and profits” of the Company that were previously included in income by the U.S. Holder because of such QEF Election and (b) will adjust such U.S. Holder’s tax basis in the Common Shares to reflect the amount included in income or allowed as a tax-free distribution because of such QEF Election. A U.S. Holder that makes a QEF Election generally will recognize capital gain or loss on the sale or other taxable disposition of Common Shares.

A U.S. Holder may make a timely QEF Election by filing the appropriate QEF Election documents (currently IRS Form 8621) at the time such U.S. Holder files a U.S. federal income tax return for such year. If a U.S. Holder does not make a timely QEF Election for the first year in the U.S. Holder’s holding period in which the Company is a PFIC, the U.S. Holder may still be able to make an effective QEF Election in a subsequent year if such U.S. Holder meets certain requirements and makes a “purging” election to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if such Common Shares were sold for their fair market value on the day the QEF Election is effective. If a U.S. Holder makes a QEF Election but does not make a “purging” election to recognize gain as discussed in the preceding sentence, then such U.S. Holder shall be subject to the QEF Election rules and shall continue to be subject to tax under the rules of Section 1291 discussed above with respect to its Common Shares. If a U.S. Holder owns PFIC stock indirectly through another PFIC, separate QEF Elections must be made for the PFIC in which the U.S. Holder is a direct shareholder and the Subsidiary PFIC for the QEF rules to apply to both PFICs.

A QEF Election will apply to the tax year for which such QEF Election is timely made and to all subsequent tax years, unless such QEF Election is invalidated or terminated or the IRS consents to revocation of such QEF Election. If a U.S. Holder makes a QEF Election and, in a subsequent tax year, the Company ceases to be a PFIC, the QEF Election will remain in effect (although it will not be applicable) during those tax years in which the Company is not a PFIC. Accordingly, if the Company becomes a PFIC in another subsequent tax year, the QEF Election will be effective, and the U.S. Holder will be subject to the QEF rules described above during any subsequent tax year in which the Company qualifies as a PFIC.

As discussed above, under proposed Treasury Regulations, if a U.S. Holder has an option, warrant or other right to acquire stock of a PFIC (such as a NioCorp Assumed Warrant, if NioCorp is a PFIC), such option, warrant or right is generally considered to be PFIC stock subject to the default rules of Section 1291 of the Code on its disposition. However, a holder of an option, warrant or other right to acquire stock of a PFIC may not make a QEF Election that will apply to the option, warrant or other right to acquire PFIC stock. If a U.S. Holder of Common Shares makes a QEF Election, such election may not be treated as a timely QEF Election with respect to Common Shares subsequently acquired on the exercise of NioCorp Assumed Warrants, and the rules of Section 1291 of the Code discussed above may continue to apply with respect to such U.S. Holder’s previously owned Common Shares. In addition, gain recognized on the sale or other taxable disposition (other than by exercise) of the NioCorp Assumed Warrants by a U.S. Holder will be subject to the rules of Section 1291 of the Code discussed above. U.S. Holders should consult their own tax advisors regarding the application of the PFIC rules to NioCorp Assumed Warrants and Common Shares acquired upon exercise of NioCorp Assumed Warrants.

The Company will endeavor to provide U.S. Holders with the required information to allow U.S. Holders to make a QEF Election with respect to the Common Shares in the event that the Company determines it is treated as a PFIC for any taxable year. There can be no assurance, however, that the Company will timely provide such information for any particular year, or that the Company’s determination regarding its PFIC status will be upheld. U.S. Holders should consult their tax advisors to determine whether any of these QEF Elections will be available and if so, what the consequences of these elections would be in their particular circumstances.

A U.S. Holder makes a QEF Election by attaching a completed IRS Form 8621, including a PFIC Annual Information Statement, to a timely filed United States federal income tax return. However, if the Company does not timely provide the required information with regard to the Company or any of its Subsidiary PFICs, U.S. Holders may not be able to make a QEF Election for such entity and, unless they make the Mark-to-Market Election discussed in the next section, will continue to be subject to the rules of Section 1291 of the Code discussed above that apply to Non-Electing U.S. Holders with respect to the taxation of gains and excess distributions.

Mark-to-Market Election

A U.S. Holder may make a Mark-to-Market Election only with respect to Common Shares and only if the Common Shares are marketable stock. The Common Shares generally will be “marketable stock” if the Common Shares are regularly traded on (a) a national securities exchange that is registered with the SEC, (b) the national market system established pursuant to section 11A of the Exchange Act, or (c) a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located, provided that the foreign exchange meets certain trading volume and other requirements. If such stock is traded on such a qualified exchange or other market, such stock generally will be “regularly traded” for any calendar year during which such stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. The Company expects that the Common Shares will meet the definition of “marketable stock,” although there can be no assurance of this, especially as regards the required trading frequency.

If a U.S. Holder that makes a Mark-to-Market Election for any taxable year with respect to its Common Shares, it generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to such Common Shares for such taxable year. However, if a U.S. Holder does not make a Mark-to-Market Election beginning in the first tax year of such U.S. Holder’s holding period for which the Company is a PFIC and such U.S. Holder has not made a timely QEF Election, the rules of Section 1291 of the Code discussed above will apply to dispositions of, and certain distributions on, the Common Shares.

Any Mark-to-Market Election made by a U.S. Holder for Common Shares will also apply to such U.S. Holder’s Common Shares acquired upon exercise of NioCorp Assumed Warrants. As a result, if a Market-to-Market Election has been made by a U.S. Holder with respect to Common Shares, any Common Shares received on exercise of NioCorp Assumed Warrants will automatically be marked-to-market in the year of exercise. If the Company is a PFIC at the time a U.S. Holder acquires NioCorp Assumed Warrants, a U.S. Holder’s holding period for Common Shares received on exercise of such NioCorp Assumed Warrants will include the period during which such U.S. Holder has held the NioCorp Assumed Warrants. In these circumstances, a U.S. Holder will be treated as making a Mark-to-Market Election with respect to its Common Shares acquired on exercise of the NioCorp Assumed Warrants after the beginning of such U.S. Holder’s holding period for such Common Shares, unless the Common Shares are acquired in the same tax year as the year in which the U.S. Holder acquired the corresponding NioCorp Assumed Warrants, and the tax regime and interest charge of Section 1291 described above generally will apply to the mark-to-market gain realized in the tax year in which the Common Shares are received. However, the general mark-to-market rules will apply to subsequent tax years.A U.S. Holder that makes a Mark-to-Market Election will include in ordinary income, for each tax year in which the Company is a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the Common Shares, as of the close of such tax year over (b) such U.S. Holder’s adjusted tax basis in such Common Shares. A U.S. Holder that makes a Mark-to-Market Election will be allowed a deduction in an amount equal to the excess, if any, of (a) such U.S. Holder’s adjusted tax basis in the Common Shares, over (b) the fair market value of such Common Shares (but only to the extent of the net amount of previously included income as a result of the Mark-to-Market Election for prior tax years).

A U.S. Holder that makes a Mark-to-Market Election will also generally adjust its tax basis in the Common Shares to reflect the amount included in gross income or allowed as a deduction because of such Mark-to-Market Election. Upon a sale or other taxable disposition of Common Shares, a U.S. Holder that makes a Mark-to-Market Election will recognize ordinary income or ordinary loss (and such ordinary loss may be treated as capital or subject to limitations in certain cases).

A U.S. Holder makes a Mark-to-Market Election by attaching a completed IRS Form 8621 to a timely filed United States federal income tax return. A Mark-to-Market Election applies to the tax year in which such Mark-to-Market Election is made and to each subsequent tax year, unless the Common Shares cease to be “marketable stock” or the IRS consents to revocation of such election. Each U.S. Holder should consult its own tax advisors regarding the requirements for, and procedure for making, a Mark-to-Market Election.

Although a U.S. Holder may be eligible to make a Mark-to-Market Election with respect to the Common Shares, no such election may be made with respect to the stock of any Subsidiary PFIC that a U.S. Holder is treated as owning, because such stock is not marketable. Hence, the Mark-to-Market Election will not be effective to avoid the application of the default rules of Section 1291 of the Code described above with respect to deemed dispositions of Subsidiary PFIC stock or excess distributions from a Subsidiary PFIC to its shareholder.

AS THE PFIC RULES ARE COMPLEX AND UNCERTAIN, U.S. HOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS TO DETERMINE THE POTENTIAL APPLICATION OF THE PFIC RULES TO THEM AND THEIR COMMON SHARES AND NIOCORP ASSUMED WARRANTS AND ANY RESULTANT TAX CONSEQUENCES.

Additional Considerations

Receipt of Foreign Currency

The amount of any distribution paid to a U.S. Holder in foreign currency, or on the sale, exchange or other taxable disposition of Common Shares or NioCorp Assumed Warrants, generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time). A U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any U.S. Holder who converts or otherwise disposes of the foreign currency after the date of receipt may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. Different rules apply to U.S. Holders who use the accrual method of tax accounting. Each U.S. Holder should consult its own U.S. tax advisors regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

Foreign Tax Credit

Subject to the potential application of the PFIC rules discussed above, a U.S. Holder that pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the Common Shares generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax. Generally, a credit will reduce a U.S. Holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder’s income that is subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year.

Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder’s U.S. federal income tax liability that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income. In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source.” Generally, dividends paid on the Common Shares should be treated as foreign source for this purpose, and gains recognized on the sale of Common Shares by a U.S. Holder should be treated as U.S. source for this purpose, except as otherwise provided in an applicable income tax treaty, and if an election is properly made under the Code. However, the amount of a distribution with respect to the Common Shares that is treated as a “dividend” may be lower for U.S. federal income tax purposes than it is for Canadian federal income tax purposes, resulting in a reduced foreign tax credit allowance to a U.S. Holder. In addition, this limitation is calculated separately with respect to specific categories of income. The foreign tax credit rules are complex, and each U.S. Holder should consult its own U.S. tax advisors regarding the foreign tax credit rules.

Information Reporting and Backup Withholding

Certain U.S. Holders may be subject to certain reporting obligations with respect to Common Shares and NioCorp Assumed Warrants if the aggregate value of these and certain other “specified foreign financial assets” exceeds an applicable dollar threshold. If required, this disclosure is made by filing Form 8938 with the IRS. Significant penalties can apply if a U.S. Holder is required to make this disclosure and fails to do so. In addition, a U.S. Holder should consider the possible obligation to file online a FinCEN Form 114—Foreign Bank and Financial Accounts Report, as a result of holding Common Shares or NioCorp Assumed Warrants in certain accounts. Holders are urged to consult their U.S. tax advisors with respect to these and other reporting requirements that may apply to their acquisition of Common Shares or NioCorp Assumed Warrants.

Dividend payments (including constructive dividends) with respect to Common Shares and proceeds from the sale, exchange or redemption of Common Shares or NioCorp Assumed Warrants may be subject to information reporting to the IRS and possible United States backup withholding. Backup withholding (currently at a rate of 24%) will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. Holder’s broker) and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. Backup withholding is not an additional tax. Any amounts withheld under the U.S. backup withholding tax rules may be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS RELEVANT OR APPLICABLE TO U.S. HOLDERS OF COMMON SHARES OR NIOCORP ASSUMED WARRANTS. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSIDERATIONS APPLICABLE TO THEM IN THEIR OWN PARTICULAR CIRCUMSTANCES.

Certain Canadian federal Income Tax Considerations for U.S. Residents

The following generally summarizes certain Canadian federal income tax consequences generally applicable under the Income Tax Act (Canada) and the regulations enacted thereunder (collectively, the “Canadian Tax Act”) and the Canada-United States Tax Convention (1980) (the “Convention”) to the holding and disposition of Common Shares and NioCorp Assumed Warrants.

Comment is restricted to holders of Common Shares and NioCorp Assumed Warrants each of whom, at all material times for the purposes of the Canadian Tax Act and the Convention, (i) is resident solely in the United States for tax purposes, (ii) is a “qualifying person” under and entitled to the benefits of the Convention, (iii) holds all Common Shares and NioCorp Assumed Warrants as capital property, (iv) holds no Common Shares nor NioCorp Assumed Warrants that are “taxable Canadian property” (as defined in the Canadian Tax Act) of the holder, (v) deals at arm’s length with and is not affiliated with NioCorp, (vi) does not and is not deemed to use or hold any Common Shares or NioCorp Assumed Warrants in a business carried on in Canada, (vii) is not an insurer that carries on business in Canada and elsewhere, and (viii) is not an “authorized foreign bank” (as defined in the Canadian Tax Act) (each such holder, a “U.S. Resident Holder”).

Certain U.S.-resident entities that are fiscally transparent for United States federal income tax purposes (including limited liability companies) may not in all circumstances be entitled to the benefits of the Convention. Members of or holders of an interest in such an entity that holds Common Shares or NioCorp Assumed Warrants should consult their own tax advisers regarding the extent, if any, to which the benefits of the Convention will apply to the entity in respect of its Common Shares or NioCorp Assumed Warrants.

Generally, a U.S. Resident Holder’s Common Shares or NioCorp Assumed Warrants will be considered to be capital property of such holder provided that the U.S. Resident Holder is not a trader or dealer in securities, did not acquire, hold, or dispose of the Common Shares or NioCorp Assumed Warrants in one or more transactions considered to be an adventure or concern in the nature of trade (i.e., speculation), and does not hold the Common Shares or NioCorp Assumed Warrants in the course of carrying on a business.

This summary is based on the current provisions of the Canadian Tax Act and the Convention in effect on the date hereof, all specific proposals to amend the Canadian Tax Act and Convention publicly announced by or on behalf of the Minister of Finance (Canada) on or before the date hereof, and the current published administrative and assessing policies of the Canada Revenue Agency (the “CRA”). It is assumed that all such amendments will be enacted as currently proposed, and that there will be no other material change to any applicable law or administrative or assessing practice, whether by way of judicial, legislative or governmental decision or action, although no assurance can be given in these respects. This summary is not exhaustive of all possible Canadian federal income tax considerations. Except as otherwise expressly provided, this summary does not take into account any provincial, territorial, or foreign tax considerations, which may differ materially from those set out herein.

This summary is of a general nature only, is not exhaustive of all possible Canadian federal income tax considerations, and is not intended to be and should not be construed as legal or tax advice to any particular U.S. Resident Holder. U.S. Resident Holders are urged to consult their own tax advisers for advice with respect to their particular circumstances. The discussion below is qualified accordingly.

No gain or loss will be realized by a U.S. Resident Holder of a NioCorp Assumed Warrant upon the exercise of such NioCorp Assumed Warrant. When a NioCorp Assumed Warrant is exercised, the U.S. Resident Holder’s cost of the Common Share acquired thereby will be equal to the adjusted cost base of the NioCorp Assumed Warrant to such U.S. Resident Holder, plus the amount paid on the exercise of the NioCorp Assumed Warrant. The U.S. Resident Holder’s adjusted cost base of the Common Share so acquired will be determined by averaging the cost of the Common Share with the adjusted cost base to the U.S. Resident Holder of all Common Shares of NioCorp held as capital property immediately before the acquisition of the Common Share.

Generally, a U.S. Resident Holder’s Common Shares or NioCorp Assumed Warrants will not constitute “taxable Canadian property” of such holder at a particular time at which the Common Shares are listed on a “designated stock exchange” (which currently includes the TSX and Nasdaq) unless both of the following conditions are concurrently met:

(i)	at any time during the 60-month period that ends at the particular time, 25% or more of the issued shares of any class of the capital stock of NioCorp were owned by or belonged to one or any combination of
(A)	the U.S. Resident Holder,
(B)	persons with whom the U.S. Resident Holder did not deal at arm’s length, and
(C)	partnerships in which the U.S. Resident Holder or a person referred to in clause (B) holds a membership interest directly or indirectly through one or more partnerships, and
(ii)	at any time during the 60-month period that ends at the particular time, more than 50% of the fair market value of the Common Shares was derived directly or indirectly from, one or any combination of, real or immovable property situated in Canada, “Canadian resource properties” (as defined in the Canadian Tax Act), “timber resource properties” (as defined in the Canadian Tax Act), or options in respect of, or interests in any of the foregoing, whether or not the property exists.

Common Shares or NioCorp Assumed Warrants may also be deemed to be “taxable Canadian property” in certain circumstances set out in the Canadian Tax Act.

A U.S. Resident Holder who disposes or is deemed to dispose of one or more Common Shares or NioCorp Assumed Warrants generally should not thereby incur any liability for Canadian federal income tax in respect of any capital gain arising as a consequence of the disposition.

A U.S. Resident Holder to whom NioCorp pays or credits or is deemed to pay or credit a dividend on such holder’s Common Shares will be subject to Canadian withholding tax, and NioCorp will be required to withhold the tax from the dividend and remit it to the CRA for the holder’s account. The rate of withholding tax under the Canadian Tax Act is 25% of the gross amount of the dividend, but should generally be reduced under the Convention to 15% (or, if the U.S. Resident Holder is a company which is the beneficial owner of at least 10% of the voting stock of NioCorp, 5%) of the gross amount of the dividend. For this purpose, a company that is a resident of the United States for purposes of the Canadian Tax Act and the Convention and is entitled to the benefits of the Convention shall be considered to own the voting stock of NioCorp owned by an entity that is considered fiscally transparent under the laws of the United States and that is not a resident of Canada, in proportion to such company’s ownership interest in that entity.

PLAN OF DISTRIBUTION

We are registering the resale by the Selling Shareholders from time to time, of up to an aggregate of 16,123,149 Common Shares and up to an aggregate of 5,666,667 NioCorp Assumed Warrants. We will not receive any of the proceeds from the sale of the Common Shares or NioCorp Assumed Warrants by the Selling Shareholders. The aggregate proceeds to the Selling Shareholders will be the purchase price of the Common Shares and the NioCorp Assumed Warrants less any discounts and commissions borne by the Selling Shareholders. We are required to pay all fees and expenses incident to the registration of the Common Shares and the NioCorp Assumed Warrants to be offered and sold pursuant to this prospectus. The Selling Shareholders will bear all commissions and discounts, if any, attributable to their sale of such Common Shares and NioCorp Assumed Warrants.

The Common Shares and the NioCorp Assumed Warrants beneficially owned by the Selling Shareholders covered by this prospectus may be offered and sold from time to time by the Selling Shareholders. The term “Selling Shareholders” includes donees, pledgees, transferees or other successors in interest selling Common Shares or NioCorp Common Shares covered by this prospectus and received after the date of this prospectus from the Selling Shareholders as a gift, pledge, partnership distribution or other transfer. The Selling Shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Shareholders may sell Common Shares or NioCorp Assumed Warrants by one or more of, or a combination of, the following methods:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
●	block trades in which the broker-dealer so engaged will attempt to sell the Common Shares or NioCorp Assumed Warrants as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	an over-the-counter distribution in accordance with the rules of Nasdaq;
●	through trading plans entered into by the Selling Shareholders pursuant to Rule 10b5-1 under the Exchange Act in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their Common Shares or NioCorp Assumed Warrants on the basis of parameters described in such trading plans;
●	short sales;
●	distributions to employees, members, limited partners or stockholders of the Selling Shareholders;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	by pledge to secure debts and other obligations;
●	delayed delivery arrangements;
●	to or through underwriters or broker-dealers;
●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	in privately negotiated transactions;
●	in options transactions;
●	through a combination of any of the above methods of sale; or
●	any other method permitted pursuant to applicable law.

In addition, any Common Shares and NioCorp Assumed Warrants that qualify for sale pursuant to Rule 144 or another exemption from registration under the Securities Act or other such exemption may be sold under Rule 144 or such other exemption rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Common Shares and the NioCorp Assumed Warrants in the course of hedging the positions they assume with the Selling Shareholders. The Selling Shareholders may pledge Common Shares and NioCorp Assumed Warrants to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged Common Shares and NioCorp Assumed Warrants pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by the Selling Shareholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Shareholders in amounts to be negotiated immediately prior to the sale.

In offering the Common Shares and the NioCorp Assumed Warrants covered by this prospectus, the Selling Shareholders and any broker-dealers who execute sales for the Selling Shareholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Shareholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the Common Shares and the NioCorp Assumed Warrants must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Shares and the NioCorp Assumed Warrants may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We also have agreed to indemnify the Selling Shareholders and certain other persons against certain liabilities in connection with the offering of Common Shares and NioCorp Assumed Warrants offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. The Selling Shareholders have agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by the Selling Shareholders specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

In addition, we will make copies of this prospectus available to the Selling Shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the Common Shares or the NioCorp Assumed Warrants against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of Common Shares or NioCorp Assumed Warrants is made, if required, a prospectus supplement will be distributed that will set forth the number of Common Shares or NioCorp Assumed Warrants being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

The Common Shares and the NioCorp Assumed Warrants being offered by the Selling Shareholders hereby will not be qualified for distribution by prospectus in any jurisdiction of Canada, and may not be offered for sale, sold, assigned or transferred in any jurisdiction of Canada except pursuant to a prospectus or exemption from the prospectus requirement under applicable securities laws in Canada. The Selling Shareholders shall not offer or sell any Common Shares or NioCorp Assumed Warrants directly or indirectly to any person whom, to such Selling Shareholder’s knowledge, is resident or located in a jurisdiction of Canada or acquiring such Common Shares or NioCorp Assumed Warrants for the benefit of another person resident or located in a jurisdiction of Canada, or on any “marketplace” (as such term is defined in National Instrument 21-101 Marketplace Operation) in Canada.

LEGAL MATTERS

The validity of the Common Shares offered by this prospectus will be passed upon for us by Blake, Cassels & Graydon LLP, Vancouver, British Columbia, Canada. The validity of the NioCorp Assumed Warrants offered by this prospectus will be passed upon for us by Jones Day.

EXPERTS

The consolidated financial statements of NioCorp Developments Ltd. as of June 30, 2022 and 2021 and for each of the three years in the period ended June 30, 2022, incorporated by reference in this prospectus and in the registration statement have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding NioCorp Developments Ltd.’s ability to continue as a going concern.

The financial statements of GX Acquisition Corp. II as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021, have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report (which contains an explanatory paragraph relating to substantial doubt about the ability of GX Acquisition Corp. II to continue as a going concern as described in Note 1 to GXII’s financial statements), and are incorporated by reference in this prospectus and in the registration statement of which this prospectus is a part have been so incorporated in reliance on such report given upon such firm as experts in auditing and accounting.

The technical report summary for the Elk Creek Project prepared in accordance with subpart 1300 of Regulation S-K (the “S-K 1300 Elk Creek Technical Report Summary”), which is incorporated by reference in this prospectus, and the information summarized or quoted from the S-K 1300 Elk Creek Technical Report Summary included or incorporated by reference in this prospectus have been so included or incorporated by reference with the consent of the following qualified persons, as such term is defined in Item 1300 of Regulation S-K, who prepared the S-K 1300 Elk Creek Technical Report Summary and reviewed and approved such information summarized or quoted therefrom included or incorporated by reference in this prospectus: Dahrouge Geological Consulting USA Ltd.; Understood Mineral Resources Ltd.; Optimize Group; Tetra Tech; Adrian Brown Consultants Inc.; Metallurgy Concept Solutions; Magemi Mining Inc.; L3 Process Development; Olsson; A2GC; Scott Honan, M.Sc, SME-RM, NioCorp; Everett Bird, P.E., Cementation; Matt Hales, P.E., Cementation; Mahmood Khwaja, P.E., CDM Smith; Martin Lepage, P.Eng, Cementation; and Wynand Marx, M.Eng, BBE Consulting. A matrix of the sections of the S-K 1300 Elk Creek Technical Report Summary for which each qualified person is responsible is included in the S-K 1300 Elk Creek Technical Report Summary. Except for Scott Honan, none of the qualified persons is affiliated with NioCorp. Mr. Honan is the Chief Operating Officer of NioCorp.